                                  SCHEDULE 14A
                                 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            PHELPS DODGE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)1 and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[PHELPS DODGE CORPORATION LOGO]

                                                                 October 1, 1999

Dear Shareholder:

     We announced yesterday that we entered into a merger agreement with Cyprus Amax Minerals Company. We have amended our exchange offer to holders of Cyprus Amax common stock to reflect the terms of that agreement.

     Under the terms of the amended exchange offer, we will exchange $7.61176875 net in cash plus 0.2203 Phelps Dodge common shares for each Cyprus Amax common share, on a fully prorated basis. Cyprus Amax shareholders may elect to receive either $20.54 in cash or 0.3500 Phelps Dodge common shares for each Cyprus Amax common share, subject to proration if the stock portion or the cash portion is oversubscribed. Following completion of the exchange offer, Cyprus Amax will merge with a wholly owned subsidiary of Phelps Dodge and each outstanding Cyprus Amax common share not owned by Phelps Dodge will be converted into the right to receive cash and/or Phelps Dodge common shares, so that an overall average consideration of $7.61176875 net in cash plus 0.2203 Phelps Dodge common shares for each outstanding Cyprus Amax common share will be achieved.

     We continue to pursue a three-way business combination with Asarco, and are continuing our separate exchange offer to holders of Asarco common stock. However, we have not reached an agreement for a business combination with Asarco, as we have with Cyprus Amax. Another company, Grupo Mexico, S.A. de C.V., has also offered to acquire Asarco.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE BUSINESS COMBINATION WITH CYPRUS AMAX, THE AMENDED EXCHANGE OFFER TO HOLDERS OF CYPRUS AMAX COMMON STOCK AND THE EXCHANGE OFFER TO HOLDERS OF ASARCO COMMON STOCK ARE IN THE BEST INTERESTS OF PHELPS DODGE AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT WITH CYPRUS AMAX, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF EACH OF THE PROPOSED STOCK ISSUANCES IN CONNECTION WITH THE EXCHANGE OFFERS TO CYPRUS AMAX AND ASARCO SHAREHOLDERS AND RELATED MERGERS.

     The attached document contains additional information about our agreement with Cyprus Amax and our proposed business combination with Asarco and Cyprus Amax. You should read this document together with the proxy statement dated September 13, 1999 and the proxy statement supplement dated September 22, 1999, which were previously mailed to you, before returning the enclosed proxy card or casting your vote in person at the Special Meeting.

     If you have already returned a proxy card and do not wish to change your vote, you need not take any action at this time.

     WE URGE YOU TO VOTE FOR APPROVAL OF EACH OF THE PROPOSED STOCK ISSUANCES. If you should have any questions regarding the proposed stock issuances, our agreement with Cyprus Amax or our exchange offers for Cyprus Amax common shares and Asarco common shares, or if you would like to receive another copy of the September 13, 1999 proxy statement or the September 22, 1999 proxy statement supplement, please call our proxy solicitors, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

Sincerely,


/s/<WS>Douglas<WS>C.<WS>Yearley                          /s/<WS>J.<WS>Steven<WS>Whisler
Douglas C. Yearley                                       J. Steven Whisler
Chairman and                                             President and
Chief Executive Officer                                  Chief Operating Officer

                       SECOND PROXY STATEMENT SUPPLEMENT
                                       OF
                            PHELPS DODGE CORPORATION
                                    FOR THE
                        SPECIAL MEETING OF SHAREHOLDERS

                      ------------------------------------

                         TO BE HELD ON OCTOBER 13, 1999
                      ------------------------------------

     This Second Proxy Statement Supplement amends and supplements the proxy statement dated September 13, 1999 and the proxy statement supplement dated September 22, 1999, which we previously mailed to you, relating to the special meeting of shareholders of Phelps Dodge Corporation to be held on Wednesday, October 13, 1999, at 10:00 a.m., local time, at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona.

AGREEMENT BETWEEN PHELPS DODGE AND CYPRUS AMAX AND
  AMENDED EXCHANGE OFFER FOR CYPRUS AMAX COMMON SHARES

     On September 30, 1999, Phelps Dodge Corporation ("Phelps Dodge") announced that it had entered into an Agreement and Plan of Merger with Cyprus Amax Minerals Company ("Cyprus Amax"). Phelps Dodge has amended its exchange offer to holders of Cyprus Amax common stock to reflect the terms of the merger agreement.

     Under the terms of the amended exchange offer, Phelps Dodge will exchange $7.61176875 net in cash plus 0.2203 Phelps Dodge common shares for each Cyprus Amax common share, on a fully prorated basis. Cyprus Amax shareholders may elect to receive either $20.54 in cash or 0.3500 Phelps Dodge common shares for each Cyprus Amax common share, subject to proration if the stock portion or the cash portion is oversubscribed. Following completion of the exchange offer, Cyprus Amax will merge with CAV Corporation, a Delaware corporation and a wholly owned subsidiary of Phelps Dodge, and each outstanding Cyprus Amax common share not owned by Phelps Dodge or any of its subsidiaries will be converted into the right to receive cash and/or Phelps Dodge common shares, so that an overall average consideration of $7.61176875 net in cash plus 0.2203 Phelps Dodge common shares for each outstanding Cyprus Amax common share will be achieved.

EXCHANGE OFFER FOR ASARCO COMMON SHARES

     Phelps Dodge continues to pursue a three-way business combination with Asarco, and is continuing its separate exchange offer to holders of Asarco common stock, as described in the proxy statement dated September 13, 1999 and the proxy statement supplement dated September 22, 1999. However, Phelps Dodge has not reached an agreement for a business combination with Asarco, as it has with Cyprus Amax. Another company, Grupo Mexico, S.A. de C.V., has also offered to acquire Asarco.

     If we obtain all of the common shares of Cyprus Amax pursuant to our offer to Cyprus Amax shareholders and do not acquire any Asarco common shares, former shareholders in Cyprus Amax would own approximately 26% of the common stock of the Phelps Dodge/Cyprus Amax combined entity.

RECENT EVENTS RELATING TO THE TRANSACTIONS

     On September 24, 1999, the Federal Trade Commission granted Phelps Dodge early termination of the waiting periods under the Hart-Scott-Rodino Act for its offers to acquire Asarco and Cyprus Amax.

     Also on September 24, 1999, at the request of Asarco and Cyprus Amax, Messrs. Yearley and Whisler, of Phelps Dodge, Messrs. McAllister and Morano, of Asarco, and Mr. Ward and Gerald J. Malys, of Cyprus Amax, met in New York City. At the meeting, Asarco and Cyprus Amax indicated that they were unwilling to negotiate a three way business combination unless Phelps Dodge offered a price reflecting a premium of 55% above their unaffected share prices prior to the August 20 public announcement of Phelps Dodge's initial proposal. Phelps Dodge rejected this proposal and reiterated its willingness to proceed at prices representing premiums of 40% to the unaffected share prices of Asarco and Cyprus Amax.

     Later on September 24, 1999, Messrs. Yearley and Whisler sent a proposed form of merger agreement to Messrs. McAllister and Ward, together with the following letter:

                    [Letterhead of Phelps Dodge Corporation]

                                                              September 24, 1999

     Francis R. McAllister
     Chairman and Chief Executive Officer
     ASARCO Incorporated
     180 Maiden Lane
     New York, New York 10038

     Milton H. Ward
     Chairman, Chief Executive Officer and President
     Cyprus Amax Minerals Company
     9100 East Mineral Circle
     Englewood, Colorado 80112

     Dear Frank and Milt:

          In order to avoid any further misunderstandings concerning the terms of our proposal, we are enclosing a form of merger agreement we would be prepared to sign immediately. You will note that the agreement is a mark-up of your existing merger agreement and maintains the same representations, warranties and closing conditions as your existing merger agreement. The draft agreement contains the economic terms that we previously discussed and that are contained in our exchange offers to your respective shareholders. It also contains a "hell or high water" covenant with respect to regulatory matters, honors the provisions of Sections 5.5 and 5.6 of your existing merger agreement, contains a "no shop" covenant with a fiduciary out and provides for break-up fees of 2% of each of ASARCO and Cyprus Amax's respective market capitalization.

     Sincerely,


/s/ DOUGLAS C. YEARLEY                                   /s/ J. STEVEN WHISLER
------------------------------                           ------------------------------
Douglas C. Yearley                                       J. Steven Whisler
Chairman and                                             President and
Chief Executive Officer                                  Chief Operating Officer

     On the evening of September 24, 1999, Grupo Mexico announced that it planned to commence a tender offer to acquire all outstanding Asarco shares at $26.00 per share.

     On September 27, 1999, Asarco announced that it would explore strategic alternatives to maximize shareholder value. Separately, Cyprus Amax announced that it would explore alternatives to the Asarco/ Cyprus Amax merger.

     On September 27, 1999, Grupo Mexico commenced a tender offer to acquire all outstanding Asarco shares at $26.00 per share. Also on September 27, 1999, the Chancery Court in Delaware, while denying Phelps Dodge's motion for injunctive relief, stated that it was troubled by the termination fee and "no-talk" provisions of the Asarco/Cyprus Amax Merger Agreement (see "Litigation"). Thereafter, Phelps Dodge sent the following letter to Asarco:

                    [Letterhead of Phelps Dodge Corporation]

                                                              September 27, 1999

     Mr. Francis R. McAllister
     Chairman and Chief Executive Officer

     Board of Directors
     c/o Francis R. McAllister
     ASARCO Incorporated
     180 Maiden Lane
     New York, New York 10038

     Dear Frank and Members of the Board:

          In light of the ruling of the Chancery Court in Delaware regarding the exercise of your fiduciary duties (a copy of the transcript is enclosed) and the disclosure by Grupo Mexico in its Schedule 14D-1 (a copy of the relevant portion also enclosed) that their all cash bid was a direct response to your specific price guidance, we believe you are required to treat us fairly in the auction process in which you are now engaged.

          We remain determined to acquire ASARCO and are prepared to meet with you to discuss a revised proposal superior to those you are now considering. We expect that in those discussions you will share with us any information shared with any other bidder, including identical guidance as to price or any other terms.

          As you know, we have responded fully and favorably to each of your contract requests previously.

          We look forward to meeting with you at your earliest convenience.

     Very truly yours,

/s/ DOUGLAS C. YEARLEY                                    /s/ J. STEVEN WHISLER
------------------------------------                      ------------------------------------
Douglas C. Yearley                                        J. Steven Whisler
Chairman and                                              President and
Chief Executive Officer                                   Chief Operating Officer

     On September 28, 1999, Asarco and Cyprus Amax announced that they had amended the Asarco/ Cyprus Amax Merger Agreement to allow them, for a period ending on October 5, 1999, to negotiate with other parties and to unilaterally terminate the Asarco/Cyprus Amax Merger Agreement for any reason, subject to payment of a termination fee of $45 million, in the case of termination by Cyprus Amax, and $40 million, in the case of termination by Asarco.

     Also on September 28, 1999, representatives of Phelps Dodge and Cyprus Amax began negotiating the Phelps Dodge/Cyprus Amax merger agreement.

     On September 29, 1999, the board of directors of Phelps Dodge approved the Phelps Dodge/Cyprus Amax merger agreement. At the board meeting, Morgan Stanley & Co. Incorporated rendered its oral opinion, subsequently confirmed in writing, that as of the date of its opinion, and based upon and subject to the various considerations in its opinion, the consideration to be paid by Phelps Dodge pursuant to the Phelps Dodge/Cyprus Amax merger agreement was fair from a financial point of view to Phelps Dodge. On

September 30, 1999, the board of directors of Cyprus Amax approved the Phelps Dodge/Cyprus Amax merger agreement and Cyprus Amax terminated its merger agreement with Asarco. The Phelps Dodge/ Cyprus Amax merger agreement was signed on September 30, 1999. Phelps Dodge and Cyprus Amax issued the following press release:

                      PHELPS DODGE TO ACQUIRE CYPRUS AMAX

                            ------------------------

     PHOENIX, AZ and DENVER, CO, September 30, 1999 -- Phelps Dodge Corporation (NYSE: PD) and Cyprus Amax Minerals Company (NYSE: CYM) today announced they have signed a definitive merger agreement under which Phelps Dodge will acquire Cyprus Amax for $7.61 in cash and 0.2203 Phelps Dodge shares per Cyprus Amax share on a fully prorated basis.

     Phelps Dodge is amending its exchange offer for Cyprus Amax, which will now be scheduled to expire at midnight on October 15, 1999. Cyprus Amax shareholders will have the right to elect to receive cash or Phelps Dodge shares for each Cyprus Amax share. The all-cash election for Cyprus Amax shareholders is $20.54 per Cyprus Amax share and the all-stock election is 0.3500 Phelps Dodge shares per Cyprus Amax share, subject to proration to maintain the overall cash/stock allocation of approximately 63% stock and 37% cash. The stock portion of the consideration received will be tax-free to Cyprus Amax shareholders.

     Based on Phelps Dodge's closing share price yesterday, the agreement currently values Cyprus Amax at $19.80 per share, or a total equity value of approximately $1.8 billion, based on approximately 90.7 million Cyprus Amax shares outstanding.

     Phelps Dodge expects the transaction to be immediately and substantially accretive to its cash flow per share and accretive to its earnings per share beginning in 2001, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound in 2001. Based on its strong balance sheet, Phelps Dodge expects to finance the $690 million cash portion of the offer through existing credit facilities and cash on hand.

     Phelps Dodge has already received U.S. antitrust approval for the acquisition. Completion of the exchange offer is subject to a majority of Cyprus Amax's shares being tendered and not withdrawn, approval of Phelps Dodge shareholders at a special meeting on October 13, 1999, and customary closing conditions.

     Prior to entering into the agreement with Phelps Dodge, Cyprus Amax terminated its merger agreement with Asarco Incorporated (NYSE: AR) in accordance with the procedures agreed to with Asarco earlier this week.

     The combination of Phelps Dodge and Cyprus Amax will create a world-class, lower-cost global copper producer and provide significant opportunities to integrate operations in the southwestern United States, administrative functions, and exploration and development activities. Consistent with demonstrated Phelps Dodge standards, all properties will be operated to earn more than the cost of capital over the copper cycle.

     "We are extremely pleased that we were able to reach a negotiated agreement with Cyprus Amax that is clearly in the best interest of both companies," said Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge. "We will move quickly to close this compelling transaction and to begin realizing the strategic and financial benefits of the combination."

     Yearley added, "Phelps Dodge remains interested in acquiring Asarco to realize the additional benefits of a three-way combination -- if we can do so on terms that make economic sense for our shareholders. Our 40% premium exchange offer remains on the table, and we hope to have further discussions with Asarco."

     Milton H. Ward, Chairman, President and Chief Executive Officer of Cyprus Amax, said, "This premium transaction provides significant current value to Cyprus Amax shareholders as well as the opportunity to participate in what we believe is the substantial upside potential of the combination. We are confident that Cyprus Amax customers will be well served, and our shareholders and employees will benefit from being part of a world-class global copper producer."

     Phelps Dodge expects to achieve annual cash cost savings of at least $100 million from the combination, to be fully phased in by the end of 2001, through reductions in SG&A expenses, operating improvements and efficiencies in exploration.

     J. Steven Whisler, President and Chief Operating Officer of Phelps Dodge, said, "We have done a great deal of advance planning and, working closely with representatives of Cyprus Amax, our integration teams will move swiftly to realize the full benefits of this combination."

     Morgan Stanley Dean Witter served as financial advisor to Phelps Dodge and Merrill Lynch served as financial advisor to Cyprus Amax. Shearman & Sterling and Debevoise & Plimpton served as legal advisors to Phelps Dodge and Wachtell, Lipton, Rosen & Katz served as legal advisor to Cyprus Amax.

RECOMMENDATION OF THE BOARD

     THE BOARD OF DIRECTORS OF PHELPS DODGE HAS DETERMINED THAT THE BUSINESS COMBINATION WITH CYPRUS AMAX, THE AMENDED EXCHANGE OFFER TO HOLDERS OF CYPRUS AMAX COMMON STOCK AND THE EXCHANGE OFFER TO HOLDERS OF ASARCO COMMON STOCK ARE IN THE BEST INTERESTS OF PHELPS DODGE AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT WITH CYPRUS AMAX, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF EACH OF THE PROPOSED STOCK ISSUANCES IN CONNECTION WITH THE EXCHANGE OFFERS TO CYPRUS AMAX AND ASARCO SHAREHOLDERS AND RELATED MERGERS.

     If you have already returned a proxy card and do not wish to change your vote, you need not take any action at this time.

     If you should have any questions regarding the proposed stock issuances, our agreement with Cyprus Amax or our exchange offers for Cyprus Amax common shares and Asarco common shares, or if you would like to receive another copy of the September 13, 1999 proxy statement or the September 22, 1999 proxy statement supplement, please call our proxy solicitors, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

OPINION OF MORGAN STANLEY

     Pursuant to a letter agreement dated August 16, 1999, Morgan Stanley & Co. Incorporated ("Morgan Stanley") was engaged to provide financial advisory services and a financial fairness opinion in connection with the Phelps Dodge/Cyprus Amax merger. Morgan Stanley was selected by the Phelps Dodge board of directors to act as Phelps Dodge's financial advisor based on Morgan Stanley's qualifications, expertise, reputation and its knowledge of the business and affairs of Phelps Dodge. At the meeting of the board of directors of Phelps Dodge on September 29, 1999, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of the date of its opinion, and based upon and subject to the various considerations in its opinion, the consideration to be paid by Phelps Dodge pursuant to the Phelps Dodge/ Cyprus Amax merger agreement was fair from a financial point of view to Phelps Dodge.

     THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION, DATED SEPTEMBER 30, 1999, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX A TO THIS SECOND PROXY STATEMENT SUPPLEMENT. PHELPS DODGE SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO PHELPS DODGE'S BOARD OF DIRECTORS, ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE PAID BY PHELPS DODGE FROM A FINANCIAL POINT OF VIEW, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY PHELPS DODGE SHAREHOLDER AS TO HOW TO VOTE AT THE SPECIAL MEETING. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other information of Cyprus Amax and Phelps Dodge;

     - reviewed certain financial projections of Cyprus Amax prepared by the management of Phelps Dodge;

     - discussed the past and current operations and financial condition and the prospects of Cyprus Amax, with senior executives of Phelps Dodge;

     - reviewed certain internal financial statements and other financial operating data concerning Phelps Dodge prepared by the management of Phelps Dodge;

     - reviewed certain financial projections of Phelps Dodge prepared by the management of Phelps Dodge;

     - discussed the past and current operations and financial condition and the prospects of Phelps Dodge, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Phelps Dodge;

     - reviewed the pro forma impact of the merger on Phelps Dodge's cash flow per share, earnings per share, consolidated capitalization and financial ratios;

     - reviewed the reported prices and trading activity for Cyprus Amax common stock and Phelps Dodge common stock;

     - compared the financial performance of Cyprus Amax and Phelps Dodge and the prices and trading activity of the Cyprus Amax common stock and the Phelps Dodge common stock with that of certain other comparable publicly-traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     - participated in discussions and negotiations among representatives of Cyprus Amax and Phelps Dodge and their financial and legal advisors;

     - reviewed the draft merger agreement, and certain related documents; and

     - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Phelps Dodge of the future financial performance of Cyprus Amax and Phelps Dodge. Morgan Stanley also relied upon, without independent verification, the assessment of Phelps Dodge of the strategic, financial and operational benefits expected to result from the merger. Cyprus Amax did not make available any internal financial statements, projections or other financial operating data to Phelps Dodge or Morgan Stanley. Instead, for purposes of its analyses, Morgan Stanley has relied, with the consent of the Phelps Dodge board of directors, only on publicly available information regarding Cyprus Amax. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of Cyprus Amax, nor has it been furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of the date of its opinion.

     The following is a brief summary of certain analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated September 30, 1999. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Historical Exchange Ratio Analysis. Using the closing price for Phelps Dodge's and Cyprus Amax's common stock on the New York Stock Exchange, Morgan Stanley reviewed these closing prices over a three year period ending September 29, 1999. Morgan Stanley noted that the exchange ratio, as determined by dividing the closing price of the Cyprus Amax common stock by the Phelps Dodge common stock ranged from a low of .1799x to a high of .3645x over the period examined.

     Cyprus Amax Comparable Company Analysis. Using publicly available information, Morgan Stanley performed an analysis comparing Cyprus Amax's current trading value and the implied multiples for a variety of operating statistics to those of selected publicly traded companies that share some of the same characteristics of Cyprus Amax. In particular, Morgan Stanley focused on the following companies:

     - ASARCO Incorporated

     - Freeport-McMoran Copper & Gold, Inc.

     - Grupo Mexico S.A. de C.V.

     - Phelps Dodge Corporation

     - Rio Algom Limited

     - Southern Peru Copper Corporation

     Morgan Stanley reviewed financial information including the price to forecasted calendar year 1999 and calendar year 2000 cash flow per share ("CFPS") multiples, defined as net income plus depreciation and amortization, and the aggregate value to forecasted calendar year 1999 and 2000 earnings before interest taxes, depreciation and amortization ("EBITDA") multiples. The financial information was based on a compilation of earnings projections by securities research analysts. The tables below summarize these analyses and the relevant statistics for Cyprus Amax as of July 15, 1999, one day prior to the announcement of Cyprus Amax's and Asarco's intention to merge:

                                                              LOW     HIGH
                                                              ----    -----
COMPARABLE COMPANIES
Price to Forecasted 1999 CFPS...............................  7.0x    14.7x
Price to Forecasted 2000 CFPS...............................   6.3      9.9
Aggregate Value to Forecasted 1999 EBITDA...................   7.0     11.8
Aggregate Value to Forecasted 2000 EBITDA...................   6.2     13.3
CYPRUS AMAX
Price to Forecasted 1999 CFPS...............................      8.6x
Price to Forecasted 2000 CFPS...............................       6.8
Aggregate Value to Forecasted 1999 EBITDA...................       7.5
Aggregate Value to Forecasted 2000 EBITDA...................       5.1

     Morgan Stanley applied these comparable company multiples to Cyprus Amax's corresponding financial statistics to arrive at a range of per share equity values for Cyprus Amax. Using this methodology, Morgan Stanley observed that, assuming a 25.0% control premium, the implied value per share of Cyprus Amax common stock ranged from $12.60 to $21.10. Morgan Stanley further observed that, based on the same methodology, and including assumed operational benefits from the merger prepared by Phelps Dodge's management, that the implied value per share of Cyprus Amax common stock ranged from $17.90 to $27.90. Morgan Stanley noted that the merger consideration based on the merger agreement was $20.54 per share of Cyprus Amax common stock, assuming an unaffected price for the Phelps Dodge common stock of $58.69 which was the last trading price for the Phelps Dodge common stock prior to Cyprus Amax's press release on August 20, 1999, which disclosed Phelps Dodge's intentions towards Cyprus Amax.

     No company considered in the foregoing analysis is identical to Cyprus Amax. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Phelps Dodge and Cyprus Amax, such as the impact of competition on Cyprus Amax and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Cyprus Amax or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

     Cyprus Amax Selected Transaction Analysis. Using publicly available information, Morgan Stanley examined the terms of certain transactions involving acquisitions of companies in businesses that were similar in some characteristics to the business of Cyprus Amax. As of August 20, 1999, the following transactions were reviewed:

ACQUIREE                              ACQUIROR
----------------------------------    -----------------------------
Reynolds Metals Company               Alcoa Inc.
Cyprus Amax's US coal assets          RAG International Mining GmbH
ARCO Coal (US coal assets)            Arch Coal Inc.
Alumax Inc.                           Alcoa Inc.
Cobre Mining Company                  Phelps Dodge Corporation
General Mining Union Corp.            QNI Ltd.
Gibraltar Mines Ltd.                  Westmin Resources Ltd.
Magma Copper Company                  Broken Hill Proprietary Ltd.

     Morgan Stanley examined these transactions across a range of financial statistics, including the price paid as a multiple of latest twelve months ("LTM") CFPS, the aggregate value of the transaction as a multiple of LTM EBITDA and the premium offered by the acquiror to the acquiree's shareholders, based on the acquiree's share price as measured one month prior to the announcement of the transaction. Morgan Stanley noted that the price paid as a multiple of LTM CFPS ranged from a low of 5.9x to a high of 14.4x, the aggregate value as a multiple of LTM EBITDA ranged from a low of 6.1x to a high of 21.6x and the premium offered ranged from a low of 24% to a high of 108%. Applying these ranges to the corresponding financial statistics for Cyprus Amax yielded the following results:

CYPRUS AMAX                                                   LOW       HIGH
-----------                                                  ------    ------
LTM CFPS...................................................  $10.06    $24.62
LTM EBITDA.................................................    9.40     56.44
Premium to Unaffected Stock Price..........................   17.67     29.71

     No transaction utilized in the analysis of selected precedent transactions is identical to the merger in timing and size, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Cyprus Amax and other factors that would affect the acquisition value of companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Phelps Dodge and Cyprus Amax, such as the impact of competition on Cyprus Amax and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Cyprus Amax or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using selected transaction data.

     Cyprus Amax Going Concern Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis for Cyprus Amax based upon publicly available information, equity research estimates and financial projections provided by the management of Phelps Dodge. Morgan Stanley calculated unlevered free cash flows, defined as net income plus the aggregate of depreciation and amortization, other non-cash expenses and after-tax interest expense less the sum of capital expenditures and investment in non-cash working capital.

     Morgan Stanley calculated terminal values by assuming real perpetual growth rates of 0% to 2% for unlevered free cash flow less an adjustment to reflect on-going exploration requirements. The cash flow streams and terminal values were then discounted to the present using an estimated range of real discount rates of 7.0% to 9.0%. In addition, Morgan Stanley included the estimated value of Cyprus Amax's ownership stake in Kinross Gold, based on the market trading price of Kinross Gold. Morgan Stanley performed its analysis both including and excluding assumed operational benefits from the transaction prepared by the management of Phelps Dodge. The results of this analysis as of September 29, 1999 are summarized in the table below.

                                                            ESTIMATED VALUE PER
CASE                                                        SHARE OF CYPRUS AMAX
----                                                        --------------------
Without operational benefits..............................   $18.40 -- $32.00
With operational benefits.................................   $26.20 -- $43.00

     Cyprus Amax Mine Life Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis for Cyprus Amax's copper and molybdenum mines for the projected life of such mines, based upon publicly available information, equity research estimates and financial projections provided by the management of Phelps Dodge. The Mine Life Discounted Cash Flow Analysis assumed real discount rates of 7.0% to 9.0%. In addition, Morgan Stanley included the estimated value of Cyprus Amax's ownership stake in Kinross Gold, based on the market trading price of Kinross Gold. Morgan Stanley performed its analysis both including and excluding assumed operational benefits from the transaction prepared by the management of Phelps Dodge. The results of this analysis as of September 29, 1999 are summarized in the table below.

                                                            ESTIMATED VALUE PER
CASE                                                        SHARE OF CYPRUS AMAX
----                                                        --------------------
Without operational benefits..............................    $12.10 - $15.40
With operational benefits.................................    $19.90 - $26.40

     Phelps Dodge Comparable Company Analysis. Using publicly available information, Morgan Stanley performed an analysis comparing Phelps Dodge's current trading value and the implied multiples for a variety of operating statistics, both historical and projected, to those of selected publicly traded companies that share some of the same characteristics of Phelps Dodge. In particular, Morgan Stanley focused on the following companies:

     - ASARCO Incorporated

     - Cyprus Amax Minerals Company

     - Freeport-McMoran Copper & Gold, Inc.

     - Grupo Mexico S.A. de C.V.

     - Rio Algom Limited

     - Southern Peru Copper Corporation

     Morgan Stanley reviewed financial information including the price to forecasted calendar year 1999 and calendar year 2000 CFPS multiples and the aggregate value to forecasted calendar year 1999 and 2000 EBITDA multiples. The financial information was based on a compilation of earnings projections by securities research analysts. The tables below summarize these analyses and the relevant statistics for Phelps Dodge as of July 15, 1999, one day prior to the announcement of Cyprus Amax's and Asarco's intention to merge:

                                                              LOW     HIGH
                                                              ----    ----
COMPARABLE COMPANIES
Price to Forecasted 1999 CFPS...............................   7.0x   14.7x
Price to Forecasted 2000 CFPS...............................   6.3     9.9
Aggregate Value to Forecasted 1999 EBITDA...................   7.0    10.8
Aggregate Value to Forecasted 2000 EBITDA...................   5.1    13.3
PHELPS DODGE
Price to Forecasted 1999 CFPS...............................         12.5x
Price to Forecasted 2000 CFPS...............................           9.1
Aggregate Value to Forecasted 1999 EBITDA...................          11.8
Aggregate Value to Forecasted 2000 EBITDA...................          10.4

Morgan Stanley applied these comparable company multiples to Phelps Dodge's corresponding financial statistics to arrive at a range of per share equity values for Phelps Dodge. Using this methodology, Morgan Stanley observed that the implied value per share of Phelps Dodge common stock ranged from $40.10 to $66.90. Morgan Stanley noted that the unaffected price for Phelps Dodge's common stock was $58.69 which was the last trading price for Phelps Dodge's common stock prior to Cyprus Amax's press release on August 20, 1999.

No company used in the foregoing analysis is identical to Phelps Dodge. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Phelps Dodge, such as the impact of competition on Phelps Dodge and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Phelps Dodge or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

     Phelps Dodge Going Concern Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis for Phelps Dodge based upon financial projections provided by the management of Phelps Dodge. Morgan Stanley estimated the value of Phelps Dodge Mining Company by utilizing calculated unlevered free cash flows, and calculated terminal values by assuming real perpetual growth rates of 0% to 2% for unlevered free cash flow less an adjustment to reflect on-going exploration requirements. The cash flow streams and terminal values were then discounted to the present using an estimated range of real discount rates of 7.0% to 9.0%. Morgan Stanley also estimated a value for Phelps Dodge Industries, by utilizing calculated unlevered free cash flows, and calculated terminal values by assuming a range of multiples from 5.5x to 7.0x of LTM EBITDA. The cash flow streams and terminal values were then discounted to the present using an estimated range of real discount rates of 8.25% to 9.25%. In addition, Morgan Stanley included the estimated value of Phelps Dodge's ownership stake in Southern Peru Copper Corporation ("SPCC"), based on the market trading price of SPCC. This analysis resulted in an estimated per share value for the Phelps Dodge common stock ranging from a low of $59.10 to a high of $98.50

     Phelps Dodge Mine Life Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis for Phelps Dodge's copper mines for the projected life of such mines, based upon financial projections provided by the management of Phelps Dodge. The Mine Life Discounted Cash Flow Analysis assumed real discount rates of 7.0% to 9.0%. Morgan Stanley also estimated a value for Phelps Dodge Industries, by utilizing calculated unlevered free cash flows, and calculated terminal values by assuming a range of multiples from 5.5x to 7.0x of LTM EBITDA. The cash flow streams and terminal values were then discounted to the present using an estimated range of real discount rates of 8.25% to 9.25%. In addition, Morgan Stanley included the estimated value of Phelps Dodge's ownership stake in SPCC, based on the market trading price of SPCC. This analysis resulted in an estimated per share value for the Phelps Dodge common stock ranging from a low of $73.00 to a high of $89.50

     Pro Forma Analysis of the Merger. Morgan Stanley analyzed the pro forma impact of the merger on Phelps Dodge's earnings per share ("EPS") and CFPS for each of the fiscal years ending from 2000 to 2003. The analysis was performed utilizing estimates for Phelps Dodge and Cyprus Amax, including a one-time payment of the termination fee to Asarco of $45 million and assumed operational benefits anticipated from the merger prepared by the management of Phelps Dodge. Based on these forecasts and the achievement of certain assumed benefits, although the merger is not expected to be accretive to Phelps Dodge's EPS in 2000, the merger is expected to be accretive to Phelps Dodge's EPS in 2001 and beyond. In addition, the merger is expected to be accretive to Phelps Dodge's CFPS in each of the years examined.

     In connection with the review of the merger by Phelps Dodge's board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of providing its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary set forth and the analyses described above must be considered as a whole and that selecting portions thereof, without considering all its analyses, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of Phelps Dodge or Cyprus Amax.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions, future market prices for copper and other matters, many of which are beyond the control of Phelps Dodge or Cyprus Amax. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view to Phelps Dodge of the consideration to be paid pursuant to the merger agreement and were conducted in connection with the delivery of Morgan Stanley's opinion to Phelps Dodge's board of directors. Morgan Stanley's analyses do not purport to be appraisals or to reflect the prices at which shares of Cyprus Amax's or Phelps Dodge's common stock might actually trade. The consideration to be paid pursuant to the merger agreement with Cyprus Amax was determined through arm's-length negotiations between Phelps Dodge and Cyprus Amax and was approved by Phelps Dodge's board of directors. Morgan Stanley did not recommend any specific consideration to Phelps Dodge or that any specific consideration constituted the only appropriate consideration for the merger.

     In addition, as described above, Morgan Stanley's opinion and presentation to Phelps Dodge's board of directors was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Phelps Dodge board of directors or the view of the management of Phelps Dodge with respect to the value of Cyprus Amax or of whether the Phelps Dodge board of directors would have been willing to agree to different consideration.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time to time hold long or short positions, trade or otherwise effect transactions, for its own account or for the account of customers, in the securities or senior loans of Phelps Dodge or Cyprus Amax.

     Pursuant to an engagement letter dated August 16, 1999 between Phelps Dodge and Morgan Stanley, Phelps Dodge has agreed to pay to Morgan Stanley a fee of approximately $11,000,000 and to reimburse Morgan Stanley for its expenses incurred in performing its services. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to Phelps Dodge, and have received fees for its services. Additionally, Morgan Stanley may receive additional fees from Phelps Dodge for providing financing services in connection with this transaction. Furthermore, Phelps Dodge has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

THE PHELPS DODGE/CYPRUS AMAX MERGER AGREEMENT

     We believe this summary describes the material terms of the merger agreement. However, we recommend that you read carefully the complete agreement for the precise legal terms of the merger agreement and other information that may be important to you.

THE OFFER

     Conditions. Our obligation to complete the offer is subject to the following conditions:

     - a majority of the outstanding shares of Cyprus Amax shall have been tendered and not withdrawn (the "Minimum Condition");

     - the approval by our stockholders of the issuance of our common stock in the offer and the merger;

     - such shares of our common stock shall have been authorized for listing on the NYSE, subject to official notice of issuance;

     - the effectiveness of the registration statement for such common stock;

     - no legal restraint such as an injunction shall be in effect that would prevent consummation of the offer;

     - no change in tax law that would be inconsistent with the merger qualifying as a reorganization under Section 368(a) of the Code;

     - accuracy of representations and warranties of Cyprus Amax, unless failure to be accurate would not reasonably be expected to have a material adverse effect on Cyprus Amax; and

     - compliance by Cyprus Amax with all material respects of material agreements and covenants in the merger agreement.

     We have agreed that, without the prior written consent of Cyprus Amax, no change may be made to the Minimum Condition or which decreases the price per share of Cyprus Amax common stock payable in the offer, which changes the form of consideration payable in the offer, which reduces the maximum number of shares of Cyprus Amax common stock to be acquired in the offer, which imposes conditions to the offer in addition to those set forth in the merger agreement, or which amends any other term of the offer in any manner adverse to the holders of the Cyprus common stock. Without the prior written consent of Cyprus, we will not waive the Minimum Condition if, as a result, Sub C would acquire less than a majority of the Cyprus Amax common stock outstanding.

     Consideration and Election Procedure. The merger agreement provides for the consideration that we will pay in the offer, including the election and proration procedures. For a description of those matters, refer to the discussion under "The Offer," including under the caption "-- Description of Election and Proration Procedures."

     Expiration or Termination of Amended Offer. We have agreed that, without the prior written consent of Cyprus Amax, we shall not terminate or withdraw the offer or extend the expiration date of the offer unless at the expiration date of the offer the conditions to the offer shall not have been satisfied or earlier waived. If, at the expiration date of the offer, the conditions to the offer shall not have been satisfied or earlier waived but there is a reasonable possibility that such conditions may be satisfied prior to March 31, 2000, we shall extend the expiration date of the offer for an additional period or periods of time, each of which being no longer than five business days, until, the date such conditions are satisfied or earlier waived and we become obligated to accept for payment and pay for shares of Cyprus Amax common stock tendered pursuant to the offer; provided, however, that if the condition to the offer relating to a material breach by Cyprus Amax has not been satisfied at the expiration date and we have given notice of the breach that has caused such condition not to be satisfied, we shall have no further obligation to extend the expiration date of the offer if such breach has not been cured within 30 days of such notice.

FORM OF MERGER

     If all the conditions to the merger are satisfied or waived in accordance with the merger agreement, CAV Corporation ("SubC"), a wholly owned subsidiary of Phelps Dodge, will merge with Cyprus Amax, with SubC surviving (the "Surviving Corporation"). As a result of the merger, the identity and separate existence of Cyprus Amax shall cease. The merger will become effective when the applicable certificate of merger is filed with the Secretary of State of the State of Delaware. It is currently anticipated that the merger will become effective during the fourth quarter of 1999.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     At the time the merger becomes effective,

     CONVERSION OF CYPRUS AMAX COMMON STOCK. Subject to no fractional shares being issued, each issued and outstanding share of Cyprus Amax common stock (other than shares to be canceled in accordance with the merger agreement) shall be converted into the Cyprus Stock Consideration, the Cyprus Cash Consideration or a combination thereof, determined pursuant to provisions of the merger agreement (such consideration is referred to herein as the "Merger Consideration"). If there is an excess of cash elections with respect to the offer, each outstanding share of Cyprus Amax common stock will be converted in the merger into the right to receive 0.3500 Phelps Dodge common shares (the "Cyprus Amax Stock Consideration"). If there is an excess of stock elections with respect to the offer, each outstanding share of Cyprus Amax common stock will be converted in the merger into the right to receive $20.54 net in cash, without interest (the "Cyprus Amax Cash Consideration"). If there is not an excess in cash or stock election, each outstanding share of Cyprus Amax common stock will be converted in the merger into (i) an amount of cash equal to the Cyprus Amax Merger Cash Amount (as hereinafter defined), without interest, and
(ii) a number of shares of Phelps Dodge common stock equal to the Cyprus Amax Merger Stock Amount (as hereinafter defined). The Cyprus Amax Merger Cash Amount and the Cyprus Amax Merger Stock Amount will be determined as follows:

          1. The aggregate amount of Cyprus Amax Cash Consideration actually paid in the Offer will be subtracted from the Total Cyprus Amax Available Cash (as hereinafter defined) to determine the amount of cash available to be paid in the merger (the "Aggregate Cyprus Amax Merger Cash Consideration"). "Total Cyprus Amax Available Cash" equals (i) the number of shares of Cyprus Amax common stock exchanged in the offer plus the number of shares of Cyprus Amax common stock to be converted in the Cyprus Amax Merger, multiplied by (ii) $7.61176875.

          2. The Aggregate Cyprus Amax Merger Cash Consideration will be divided by the number of shares of Cyprus Amax common stock to be converted in the merger, to determine the amount of cash consideration to be paid in respect of each such share of Cyprus Amax common stock in the merger (the "Cyprus Amax Merger Cash Amount").

          3. The aggregate number of shares of Phelps Dodge common stock actually issued as Cyprus Amax Stock Consideration in the offer will be subtracted from the Total Cyprus Amax Available Stock (as hereinafter defined) to determine the number of shares of Phelps Dodge common stock available to be paid in the merger (the "Aggregate Cyprus Amax Merger Stock Consideration"). "Total Cyprus Amax Available Stock" equals (i) the number of shares of Cyprus Amax common stock exchanged in the offer plus the number of shares of Cyprus Amax common stock to be converted in the merger, multiplied by (ii) 0.2203.

          4. The Aggregate Cyprus Amax Merger Stock Consideration will be divided by the number of shares of Cyprus Amax common stock to be converted in the merger, to determine the number of shares of Phelps Dodge common stock to be issued in respect of each such share of Cyprus Amax common stock in the merger (the "Cyprus Amax Merger Stock Amount").

     As of the effective time of the merger, all such shares of Cyprus Amax common stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the effective time represented outstanding shares of Cyprus Amax common stock shall cease to have any rights with respect thereto, except the right to receive (x) if the Merger Consideration includes Phelps Dodge common stock, (i) Phelps Dodge certificates, (ii) certain dividends and other distributions in accordance with the merger agreement, and (iii) cash instead of fractional shares of Phelps Dodge common stock in accordance with the merger agreement, without interest, and (y) if the Merger Consideration includes cash, the appropriate cash amounts.

     DISSENTING SHARES. Shares of Cyprus Amax common stock that are outstanding immediately prior to the time the merger becomes effective and which are held by persons who have properly demanded appraisal for their shares in accordance with
Section 262 of the Delaware General Corporation Law shall not be converted into the right to receive the Merger Consideration. Such persons shall be entitled to receive payment of the appraised value of such shares.

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     EXCHANGE AGENT. At the time the merger becomes effective, Phelps Dodge shall enter into an agreement with a bank or trust company that is satisfactory to Cyprus Amax, which Phelps Dodge shall deposit with the exchange agent cash and certificates representing the number of whole shares of Phelps Dodge common stock issuable pursuant to the merger agreement in exchange for outstanding shares of Cyprus Amax common stock. Soon after the completion of the merger, we will send a letter to each person who was a Cyprus Amax stockholder at the time the merger became effective. The letter will contain instructions on how to surrender Cyprus Amax stock certificates to the exchange agent and receive shares of Phelps Dodge and cash. See "-- Consideration to be Received in the Merger."

     DIVIDENDS. Holders of Cyprus Amax common stock will not be entitled to receive any dividends or other distributions payable by Phelps Dodge until they exchange their Cyprus Amax stock certificates for certificates representing shares of Phelps Dodge common stock. Once they deliver their Cyprus Amax stock certificates to the exchange agent, those stockholders will receive, subject to applicable laws, accumulated dividends and distributions, without interest.

     FRACTIONAL SHARES. No fractional shares of Phelps Dodge common stock will be issued upon the surrender of certificates representing shares of Cyprus Amax common stock. No dividend or other distribution of Phelps Dodge will relate to any such fractional shares and no such fractional shares will entitle the owner thereof to any voting or other rights of a stockholder of Phelps Dodge.

     Holders of Cyprus Amax common stock otherwise entitled to fractional shares of Phelps Dodge common stock will receive a cash payment instead of such fractional shares. Following the effective time, the exchange agent will determine the excess of the number of whole shares of Phelps Dodge common stock delivered to the exchange agent by Phelps Dodge for distribution to Cyprus Amax stockholders over the aggregate number of whole shares of Phelps Dodge common stock to be distributed to Cyprus Amax stockholders. The exchange agent will then, on behalf of the former stockholders of Cyprus Amax, sell the excess shares at then prevailing prices on the New York Stock Exchange, all in the manner provided in the merger agreement.

     As soon as practicable after the determination of the amount of cash to be paid to holders of Cyprus Amax common stock with respect to any fractional share interests, the exchange agent will make available such amounts to such holders of Cyprus Amax stock subject to and in accordance with the terms of the merger agreement.

SURVIVING CORPORATION FOLLOWING THE MERGER

     NAME OF SURVIVING CORPORATION. The name of the surviving corporation from and after the effective time of the merger (the "effective time") shall be "Cyprus Amax Minerals Company" until changed or amended in accordance with applicable Law.

     CHARTER DOCUMENTS. At the effective time, the certificate of incorporation and the bylaws of SubC, as in effect immediately prior to the effective time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation.

     DIRECTORS AND OFFICERS. The directors of SubC at the effective time shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified, as the case may be. The officers of SubC at the effective time shall be the officers of the Surviving Corporation until their respective successors are duly appointed.

REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT

     In the merger agreement both parties make representations and warranties to each other about their companies with respect to, among other things:

     - their organization, existence, good standing, corporate power, subsidiaries and similar corporate matters;

     - their capitalization;

     - their authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

     - the recommendation by their boards of directors to their shareholders of the merger agreement and the transactions contemplated thereby;

     - the absence of conflicts, defaults or violations under their certificates of incorporation and bylaws, certain other agreements and laws as a result of the contemplated transactions, and related matters;

     - filings with the SEC and the accuracy and completeness of the information contained in such filings;

     - environmental matters;

     - employee benefit matters;

     - this prospectus, the Phelps Dodge proxy statement, the registration statement and other SEC filings and the accuracy of the information contained therein;

     - the inapplicability of the Cyprus Amax shareholder rights plan to the merger;

     - tax matters;

     - the receipt of fairness opinions from our financial advisors;

     - required stockholder approvals with respect to the contemplated transactions;

     - the absence of certain material changes in our businesses since December 31, 1998;

     - the absence of undisclosed material liabilities;

     - labor relations; and

     - no prior activities conducted by SubC.

     All representations and warranties of Phelps Dodge and Cyprus Amax expire at the time the merger becomes effective.

COVENANTS IN THE MERGER AGREEMENT

     The merger agreement provides that, until the merger has been completed, neither of us will take certain actions without the consent of the other party or as otherwise permitted by the merger agreement. More specifically, we have agreed to the following with respect to ourselves and, where applicable, our subsidiaries, except as otherwise permitted by the merger agreement:

     - Conduct of Operations. We will conduct our business operations according to their ordinary and usual course of business in substantially the same manner as conducted prior to the merger agreement.

     - Preserve Organizations. We will use our reasonable best efforts to preserve intact our business organizations and goodwill, keep available the services of our current officers and other key employees, and preserve our business relationships.

     - Parties to Confer. We will confer with each other and report on material operational matters and the general status of ongoing operations.

     - Notice of Certain Events. We will notify each other of certain changes or events which would have a material adverse effect on Phelps Dodge or Cyprus Amax, as the case may be.

     - Dividends and Reclassifications. We will not declare or pay any dividends on or make any distribution with respect to our outstanding shares of stock other than regular quarterly dividends on, in the case of Phelps Dodge, its common stock, and, in the case of Cyprus Amax, its common stock and preferred stock, and we will not split, combine or reclassify any shares of our capital stock.

     - Amendments to Plans. We will not enter into or amend our employee benefit plans or employment agreements, except in the ordinary course of business consistent with past practice, as otherwise provided in the merger agreement or as required by law.

     - Business Combinations; Assets. We will not enter into any business combinations, acquisitions or dispositions of material amounts of assets or securities, or release any material contract rights, in each case not in the ordinary course of business.

     - Governing Documents. We will not propose or adopt any amendments to our corporate charters or by-laws.

     - Issuance of Capital Stock. We will not issue or authorize the issuance of any shares of our capital stock of any class, except that each of us is permitted to issue shares of our common stock upon the exercise of stock options or other rights outstanding on the date of the merger agreement and in accordance with the terms of such options or other rights in effect on the date of the merger agreement.

     - Repurchase of Stock. We will not purchase or redeem any shares of our stock or any rights, warrants or options to acquire any such shares, except in the ordinary course of business in connection with employee incentive and benefit plans or arrangements in existence on the date of the merger agreement.

     - Indebtedness. We will not incur, assume or prepay any indebtedness or other material liabilities, other than indebtedness with a wholly owned subsidiary or between wholly owned subsidiaries.

     - Properties and Assets. We will not sell, lease, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of our properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice.

     - Tax Treatment. We will not take any actions that would reasonably be expected to cause the merger not to constitute transactions described in
       Section 368(a) of the Internal Revenue Code.

     - Tax Election. We will not make any material tax election or settle or compromise any material tax liability, other than in the ordinary course of business consistent with past practice. Cyprus Amax may make an election under Section 338(h)(10) of the tax code relating to the completed sale of Cyprus Amax Coal Company.

     - Agree to Take Actions. We agree not to take any of the foregoing actions or take any action which would:

      - make any of our representations or warranties contained in the merger agreement untrue or incorrect, or

      - result in any of the conditions to the merger set forth in the merger agreement not being satisfied.

     - Investigation. We have agreed that, subject to applicable laws or regulations, prior to the time the merger becomes effective we will afford one another's authorized representatives full and complete access to our properties, books, contracts, commitments and records and any document filed or received by us pursuant to applicable securities laws. Also, we will each use our reasonable best efforts to cause our representatives to furnish promptly to one another any additional information about our respective businesses and properties as the other or its duly authorized representatives may reasonably request. However, neither of us will be required to disclose information to the other that would cause significant competitive harm to the disclosing party or its affiliates if the merger is not completed. All confidential information obtained by Phelps Dodge or Cyprus Amax will be kept confidential. Confidential information will be used only in connection with consummating the transactions contemplated by the merger agreement.

STOCKHOLDER APPROVALS AND OTHER COOPERATION.

     We have agreed that we will together:

     - prepare and file with the SEC, as soon as is reasonably practicable, an information statement to be sent to Cyprus Amex after the offer;

     - use our reasonable best efforts to have the information statement cleared by the SEC;

     - amend as necessary the registration statement of which this prospectus is a part;

     - as soon as is reasonably practicable, take all actions required under state blue sky or securities laws in connection with the issuance of shares of Phelps Dodge common stock in the merger;

     - promptly prepare and file stock exchange listing applications covering the shares of Phelps Dodge common stock issuable under the merger agreement and use our reasonable best efforts to obtain, prior to the time the merger becomes effective, approval for the listing of Phelps Dodge common stock, subject only to official notice of issuance;

     - cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the contemplated transactions; and

     - cooperate with one another in obtaining opinions of Shearman & Sterling, special counsel to Phelps Dodge, and Wachtell, Lipton, Rosen & Katz, special counsel to Cyprus Amax, concerning certain tax matters.

     Each of us has also agreed:

     - that Cyprus Amex will cause the information statement to be mailed to its stockholders as promptly as practicable after it is cleared by the SEC;

     - as soon as practicable following the date of the merger agreement, to duly call and hold a meeting of our respective stockholders to obtain approval of the merger and the other contemplated transactions;

     - subject to our ability to change our recommendation as described under "--No Solicitation of Alternative Takeover Proposals" below, through our boards of directors, to recommend to our respective stockholders that they approve the merger and the other contemplated transactions;

     - to use our best efforts to hold our stockholders meetings as soon as practicable after the date of the merger agreement;

     - that Phelps Dodge shall vote, or cause to be voted, all of the Cyprus Amax Common Stock then owned by it or any of its subsidiaries or over which it has direct or indirect voting authority in favor of the approval of the Phelps Dodge Merger and of the approval and adoption of the merger agreement; and

     - that after SubC has purchased shares of Cyprus Amax common stock through the offer, Phelps Dodge will be entitled to designate a number of directors on the Cyprus Amax Board that will give Phelps Dodge a percentage of representation on the Cyprus Amax Board equal to the percentage of shares of Cyprus Amax Common Stock that it then owns.

     - that the obligation of Phelps Dodge to obtain approvals under antitrust laws is unconditional and not qualified by best efforts.

     In addition, the merger agreement contains general covenants requiring each of us to take any further action necessary or desirable to carry out the purposes of the merger agreement and to use reasonable efforts to take all actions necessary, proper or advisable to consummate the contemplated transactions. These general requirements are limited so that neither of us will be required to undertake divestitures which would have material adverse effects on our companies.

NO SOLICITATION OF ALTERNATIVE TAKEOVER PROPOSALS

     Cyprus Amax agreed that it will not, nor will it permit any of its subsidiaries to, authorize or permit any of their respective directors, officers, employees or any representative retained by Cyprus Amax or any of its subsidiaries to, directly or indirectly through another person:

     - solicit, initiate or encourage (whether by furnishing information or otherwise), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes or reasonably could be expected to lead to any Takeover Proposal (as defined below), or

     - participate in any discussions or negotiations regarding any Takeover Proposal.

     A "Takeover Proposal" means, other than the transactions contemplated by the merger agreement,

     - any inquiry, proposal or offer, or any improvement, restatement, amendment, renewal or reiteration of any such inquiry, proposal or offer, from any person relating to any direct or indirect acquisition of a business or equity securities of a Cyprus Amax or any of its subsidiaries,

     - any tender offer or exchange offer that if consummated would result in any person beneficially owning any class of equity securities of Cyprus Amax or any of its subsidiaries or

     - any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Cyprus Amax or any of its subsidiaries,

     Except as provided in the next two paragraphs, neither the board of directors of Cyprus Amax nor any committee of such board will do any of the following:

     - withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by the board of director or any committee, of the merger or the merger agreement,

     - approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or

     - cause Cyprus Amax to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal.

     However, if the board of directors of Cyprus Amax receives a Takeover Proposal and the board of directors of Cyprus Amax determines in good faith, after consultation with outside counsel and its financial advisor that such Takeover Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and would, if consummated, result in a transaction more favorable to Cyprus Amax shareholders than the transaction contemplated by the merger agreement, the board of directors of Cyprus Amax may (x) take any of the actions described above or (y) terminate the merger agreement (and concurrently with or after such termination, if it so chooses, cause Cyprus Amax to enter into any Acquisition Agreement with respect to any Takeover Proposal) but only after the fifth business day following Phelps Dodge's receipt of written notice advising Phelps Dodge that the board of directors of Cyprus Amax is prepared to accept a Takeover Proposal, specifying the material terms and conditions of such Takeover Proposal and identifying the person making such Takeover Proposal.

     Notwithstanding any subsequent determination by the Board of Directors of Cyprus Amax to change such recommendation, the merger agreement shall be submitted to the stockholders of Cyprus Amax at the Cyprus Amax stockholder meeting for the purpose of obtaining the Cyprus Amax stockholder approval and nothing contained in the merger agreement shall be deemed to relieve Cyprus Amax of such obligation.

     The merger agreement does not prohibit us

     - from taking and disclosing to our respective shareholders a position with respect to a tender offer required by law, or

     - from making any disclosure to our respective shareholders if, in the good faith judgment of the board of directors, after consultation with outside counsel, failure to disclose would be inconsistent with its obligations under applicable law.

     Each of us has agreed to notify promptly the other party orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal, and will keep the other party reasonably informed of the status and details of any such request or proposal.

STOCK OPTIONS AND OTHER STOCK-BASED AWARDS

     Simultaneously with the merger, each outstanding option to purchase Cyprus Amax common stock and related stock appreciation right (SAR), if any, will be converted into an option (together with an SAR, if applicable) to acquire the number of shares of Phelps Dodge common stock equal to the number of shares of Cyprus Amax common stock which could have been obtained upon the exercise of the option immediately prior to the time the merger becomes effective multiplied by the Cyprus Amax Stock Consideration.

     In the case of an option to purchase Cyprus Amax common stock, the exercise price per share of Phelps Dodge common stock will be adjusted to equal the exercise price for such option as in effect immediately prior to the time the merger becomes effective divided by the Cyprus Amax Stock Consideration. Phelps Dodge will assume the obligations of Cyprus Amax with respect to such options. Phelps Dodge will assume the obligations of Cyprus Amax under their respective option plans and, except as described above, the terms of such options (and
SARs) shall continue to apply in accordance with the terms of the plans and agreements under which they were issued, including any provisions for acceleration.

     Simultaneously with the merger, each outstanding award (including restricted stock, performance units, shares units and performance shares) under any employee incentive or benefit plan or arrangement and non-employee director plan presently maintained by Cyprus Amax will be converted into a similar instrument of Phelps Dodge, with appropriate adjustments to preserve the inherent value of the awards with no detrimental effects on the holders. The other terms of each award will continue to apply, including any provisions which the restrictions will have lapsed on or prior to the time the merger becomes effective, shares of such previously restricted stock will be converted in accordance with the conversion provisions applicable to other shares of common stock.

     Following the completion of the business combination, Phelps Dodge will reserve for issuance and delivery a sufficient number of shares of Phelps Dodge common stock upon the exercise of any Cyprus Amax stock options.

BENEFITS MATTERS

     It is the intention of the parties that for a period of one year following the completion of the business combination, Phelps Dodge will maintain the employee benefit plans of Cyprus Amax generally in accordance with its terms in effect at the completion of the business combination, with only amendments that are required by applicable law or permitted by the terms of that agreement, and which do not adversely affect the rights of participants under such agreement. In addition, following the completion of the business combination, Phelps Dodge will guarantee the performance of certain existing employment agreements and benefit plans of Cyprus Amax.

     Phelps Dodge has also agreed that it will

     - waive any limitations regarding pre-existing conditions and eligibility waiting periods under any welfare or employee benefit plan maintained by Cyprus Amax following the completion of the business combination;

     - provide employees of Cyprus Amax with credit for any co-payments and deductibles paid in the calendar year prior to the completion of the business combination; and

     - generally, treat all service by employees of Cyprus Amax prior to the completion of the business combination as service with Phelps Dodge under all compensation and benefit plans and policies of Cyprus Amax.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     Phelps Dodge has agreed that all exculpation and indemnification provisions now existing in favor of the current or former directors or officers of Cyprus Amax as provided in its charter or bylaws or in any agreement will survive the business combination. Phelps Dodge has agreed that, for six years from the time the business combination becomes effective, it will indemnify such indemnified parties to the same extent as they were entitled while working on behalf of Cyprus Amax.

     Phelps Dodge has also agreed that, for three years from the time the business combination becomes effective, it will maintain in effect Cyprus Amax's current directors' and officers' liability insurance policies for those persons who are currently covered by the policies. However, Phelps Dodge will not be required to expend in any one year more than 150% of the annual premiums currently paid by Cyprus Amax. If the annual premiums of such insurance coverage exceed the 150% limit, Phelps Dodge only will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the limit. Phelps Dodge is entitled to meet its obligations under this paragraph by covering the relevant persons under its own insurance policies.

LITIGATION

     Prior to the effective time of the merger, each of the parties will terminate all litigation commenced against the other in connection with the business combination and the Phelps Dodge exchange offer for Cyprus Amax shares. Each party will also use its reasonable best efforts to have lawsuits commenced by third parties in connection with those transactions to be dismissed with prejudice.

CONDITIONS PRECEDENT TO THE MERGER

     The merger agreement contains certain conditions to both parties, obligations to complete the merger. Neither party will be obligated to complete the business combination unless at or prior to the time the business combination becomes effective:

     - Stockholder Approval. The approval of the stockholders of Phelps Dodge and Cyprus Amax have been obtained in accordance with applicable law.

     - Legality. No statute, rule, regulation, executive order, decree, ruling or injunction by any tribunal or governmental authority prohibits the consummation of the merger substantially on the terms contemplated by the merger agreement.

     - SubC shall have accepted for exchange all shares of Cyprus Amax common stock validly tendered and not withdrawn pursuant to the offer; provided, however, that this condition shall not be applicable to the obligations of SubC if, in breach of the merger agreement, SubC fails to accept for exchange and exchange any such shares validly tendered and not withdrawn pursuant to such offer.

TERMINATION

     The merger agreement may be terminated at any time prior to the time the merger becomes effective, in any of the following circumstances:

     - by our mutual written consent;

     - by either of us if, without fault of either terminating party, the purchase of Cyprus Amax common stock pursuant to the offer has not occurred on or before March 31, 2000, which date can be extended by mutual written consent;

     - by either of us if the offer expires or is terminated or withdrawn without any Cyprus Amax common stock being purchased; or

     - by either of us if a court or governmental body has issued an order (other than a temporary restraining order) enjoining or prohibiting the purchase of Cyprus Amax common stock pursuant to the offer or the merger, if such order has become final and nonappealable, so long as the party seeking to terminate has used its reasonable best efforts to remove or lift such order; or a statute, rule, regulation, order, injunction or decree has been enacted, entered or promulgated which prohibits or makes illegal the consummation of the merger substantially on the terms contemplated by the merger agreement, and which order, injunction, or decree has become final and nonappealable; or there shall have been a failure to obtain any required consent or approval under foreign laws or regulations which would prohibit consummation of the offer or the merger or would have a material adverse effect on Phelps Dodge or Cyprus Amax;

     - by the Phelps Dodge board of directors, at any time prior to the purchase of any shares of Cyprus Amax common stock pursuant to the offer, if (i) the Board of Cyprus Amax or any committee thereof shall have withdrawn or modified in a manner which is adverse to Phelps Dodge its approval or recommendation of the offer or the merger agreement, (ii) the Cyprus Amax board shall have recommended another Takeover Proposal, (iii) there is a public disclosure of another Takeover Proposal and the Minimum Tender Condition is not satisfied, or (iv) the representations and warranties of Cyprus Amax are not correct as of the date of this prospectus and as of the expiration date of the offer as though made on and as of the date of this prospectus and the expiration date of the offer except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cyprus; and Cyprus shall have performed or complied in all material respects with all the material agreements and covenants required by this Agreement and such condition is not satisfied within 30 days of notice;

     - by Cyprus Amax, at any time prior to the acceptance for payment shares of Cyprus Amax common stock under the offer if there is a material breach of any of Phelps Dodge's representations, warranties or covenants contained in the agreement which is not cured within 10 days of notice; and

     - by Cyprus Amax in accordance with the provisions described under the caption "-- No Solicitation of Alternative Takeover Proposals"; provided that Cyprus Amax shall have complied with all provision of such section and shall have paid the termination fee described below to Phelps Dodge.

CLOSING

     The closing of the Merger will take place within two business days after the later of the Phelps Dodge shareholder meeting and the Cyprus Amax shareholder meeting.

TERMINATION FEES

     Cyprus Amax is liable to Phelps Dodge for a termination fee of $45 million if the merger agreement is terminated under certain circumstances.

     In general, the termination fee is payable by Cyprus Amax if:

     - prior to the date of the Cyprus Amax stockholder meeting a Takeover Proposal is made known to Cyprus Amax or is made directly to its stockholders generally or any person has publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter the merger agreement is terminated by either party pursuant to certain specified provisions of the merger agreement.

     However, no termination fee is payable unless within eighteen months of the termination, Cyprus Amax or any of its subsidiaries enters into an agreement for or consummates a transaction whereby a third party acquires twenty percent of any class of stock of Cyprus Amax and its subsidiaries, or a business that constitutes twenty percent or more of the revenues, net income or assets of the Cyprus Amax, or otherwise consummates a Takeover Proposal.

     The merger agreement also provides that if Cyprus Amax fails to pay any termination fee which is judged to be due, Cyprus must pay the costs and expenses of any action taken to collect payment, together with interest on the termination fee.

     In addition, in the event the merger agreement is terminated under certain circumstances, Phelps Dodge will reimburse Cyprus Amax for the termination fee that has been paid to Asarco Incorporated pursuant to an agreement and plan of merger between Cyprus Amax, Asarco Incorporated and other parties, dated as of July 15, 1999, or under the amendment to such merger agreement, dated September 27, 1999. There will be no reimbursement if the termination is a result of a breach by Cyprus Amax or if the termination is in connection with a Takeover Proposal for Cyprus Amax other than by Phelps Dodge.

COSTS AND EXPENSES

     Each of us will pay our own costs and expenses in connection with the merger agreement and the contemplated transactions whether or not the merger is completed, except that we will equally share

     - the filing fee in connection with any HSR Act filing or any other required statutory approval;

     - the commissions and other out-of-pocket transaction costs, including the expenses and compensation of the exchange agent, incurred in connection with the sale of shares of Phelps Dodge common stock to generate cash to pay in lieu of fractional shares;

     - all transfer taxes.

AMENDMENT

     At any time prior to the time the merger becomes effective, we may amend or supplement any of the terms of the merger agreement in writing by both of us, provided that, following the purchase of Cyprus Amax common stock pursuant to the offer, the merger agreement shall not be supplemented or amended unless such supplement or amendment is approved by a vote of the majority of "continuing directors" of Cyprus Amax, and provided further that following approval by our respective stockholders we may not amend or change any provision relating to the Merger Consideration or make any other change not permitted under applicable law without further approval by the Cyprus Amax stockholders.

WAIVER

     At any time prior to the effective time, the merger agreement permits either of us in writing to:

     - extend the time for the performance of any of the obligations or other acts of the other party;

     - waive any inaccuracies in the representations and warranties of the other party; and

     - waive compliance with any of the agreements or conditions of the other party contained in the merger agreement.

LITIGATION

     At a hearing on September 27, 1999, the Court of Chancery of the State of Delaware denied Phelps Dodge's motion for a preliminary injunction in connection with the proposed Asarco/Cyprus Amax merger, finding that Phelps Dodge had not demonstrated that irreparable injury would ensue in the absence of injunctive relief.

REGULATORY MATTERS

     On September 24, 1999, the Federal Trade Commission granted Phelps Dodge early termination of the waiting periods under the Hart-Scott-Rodino Act for its offers to acquire Asarco and Cyprus Amax. The federal antitrust authorities did not require any divestitures as a condition for early termination.

PRO FORMA FINANCIAL INFORMATION

     The following comparative per share data and unaudited pro forma combined financial information restate the comparative per share data and unaudited pro forma financial information contained in the September 13, 1999 Proxy Statement and the September 22, 1999 Proxy Statement Supplement of Phelps Dodge Corporation for the Special Meeting of shareholders to be held on October 13, 1999, to give effect to the terms of the Merger Agreement and the amended exchange offer for Cyprus Amax common shares.

                           COMPARATIVE PER SHARE DATA

     The following table presents historical per common share information for Phelps Dodge, Asarco and Cyprus Amax, and the pro forma and equivalent pro forma per common share data giving effect to the combination of Phelps Dodge and Asarco, Phelps Dodge and Cyprus Amax and Phelps Dodge, Asarco and Cyprus Amax, for the six months ended June 30, 1999 and the year ended December 31, 1998. The pro forma combined per share information does not purport to represent what the combined financial position or results of operations would actually have been if the combinations had occurred at January 1, 1998, nor are they necessarily indicative of Phelps Dodge's future consolidated results of operations or financial position. The information tabled below should be read in conjunction with the historical financial statements of the combining corporations incorporated by reference in the September 13, 1999 Proxy Statement, the "Selected Historical Financial Data" of Phelps Dodge, Asarco and Cyprus Amax on pages 41 through 46 of the September 13, 1999 Proxy Statement, and the
"Unaudited Pro Forma Combined Financial Information" on page   of this Second
Proxy Statement Supplement.

                                                            SIX MONTHS
                                                               ENDED           YEAR ENDED
                                                           JUNE 30, 1999    DECEMBER 31, 1998
                                                           -------------    -----------------
Per common share
  Historical:
     Phelps Dodge
       Book value(1).....................................     $40.91             $44.68
       Net income(loss)
          Basic..........................................      (0.98)              3.28
          Diluted........................................      (0.98)              3.26
       Cash dividends....................................       1.00               2.00
     Asarco
       Book value(1).....................................      36.68              38.45
       Net income(loss)
          Basic..........................................      (1.42)             (3.29)
          Diluted........................................      (1.42)             (3.29)
       Cash dividends....................................       0.10               0.70
     Cyprus Amax
       Book value(1).....................................      20.17              21.32
       Net income(loss)
          Basic..........................................      (0.95)             (1.65)
          Diluted........................................      (0.95)             (1.65)
       Cash dividends....................................       0.25               0.80
  Pro forma:
     Combined Phelps Dodge and Asarco
       Book value(1).....................................      45.52              49.64
       Income(loss) from continuing operations
          Basic..........................................      (1.50)              1.19
          Diluted........................................      (1.50)              1.19
       Cash dividends(2).................................       1.00               2.00

                                                            SIX MONTHS
                                                               ENDED           YEAR ENDED
                                                           JUNE 30, 1999    DECEMBER 31, 1998
                                                           -------------    -----------------
     Asarco Equivalent(3)
       Book value(1).....................................      20.09              21.90
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (0.66)              0.53
       Cash dividends....................................       0.44               0.88
     Combined Phelps Dodge and Cyprus Amax
       Book value(1).....................................      44.92              49.06
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (1.88)              0.10
       Cash dividends(2).................................       1.00               2.00
     Cyprus Amax Equivalent(3)
       Book value(1).....................................      15.72              17.17
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (0.66)              0.04
       Cash dividends....................................       0.35               0.70
     Combined Phelps Dodge, Asarco and Cyprus Amax
       Book value(1).....................................      48.01              52.37
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (2.00)             (0.84)
       Cash dividends(2).................................       1.00               2.00
     Asarco Equivalent(3)
       Book value(1).....................................      21.19              23.11
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (0.88)             (0.37)
       Cash dividends....................................       0.44               0.88
     Cyprus Amax Equivalent(3)
       Book value(1).....................................      16.80              18.33
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (0.70)             (0.29)
       Cash dividends....................................       0.35               0.70

-------------------------
(1) Book value per share is determined as at June 30, 1999 and December 31, 1998.

(2) Pro forma combined cash dividends per share of Phelps Dodge common stock reflect Phelps Dodge's historical dividend rate per share declared in the periods presented.

(3) Pro forma combined equivalent per share of Asarco and Cyprus Amax common stocks reflects the pro forma combined per share of Phelps Dodge's common stock amount multiplied by the exchange ratio of 0.4413 and 0.3500 shares of Phelps Dodge stock for each share of Asarco and Cyprus Amax, respectively.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The Unaudited Pro Forma Combined Financial Information of Phelps Dodge presented following is derived from the historical consolidated financial statements of Phelps Dodge, Asarco and Cyprus Amax. The Unaudited Pro Forma Combined Financial Information is presented under three separate scenarios (collectively the "Transactions"): (i) the acquisition by Phelps Dodge of Asarco and Cyprus Amax; (ii) the acquisition by Phelps Dodge of Asarco; and (iii) acquisition by Phelps Dodge of Cyprus Amax. The acquisitions of Asarco and Cyprus Amax are not dependent upon each other. Under each of the scenarios, the Unaudited Pro Forma Combined Financial Information is prepared using the purchase method of accounting, with Phelps Dodge treated as the acquirer and as if the transactions had been completed as of January 1, 1998, for statement of operations purposes and on June 30, 1999, for balance sheet purposes.

     The Unaudited Pro Forma Combined Financial Information is based upon the historical financial statements of Phelps Dodge, Asarco and Cyprus Amax adjusted to give effect to the proposed business combinations. The pro forma assumptions and adjustments for each transaction scenario are described in the accompanying notes presented on the following pages. The assumptions and related pro forma adjustments have been developed from information available to Phelps Dodge from the December 31, 1998, Form 10-K filings and June 30, 1999, Form 10-Q filings of Asarco and Cyprus Amax and the Form 8-K filing dated June 30, 1999, of Cyprus Amax and the merger agreement with Cyprus Amax dated September 30, 1999 (the "Merger Agreement"). Such pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge.

     Phelps Dodge also has reviewed the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed on August 20, 1999, in connection with the proposed merger of Asarco and Cyprus Amax. Their filing included unaudited pro forma combined financial information for Asarco and Cyprus Amax as if the merger had occurred at specific assumed dates. Certain pro forma adjustments that Phelps Dodge noted in reviewing this unaudited pro forma combined financial information have not been incorporated in the accompanying Unaudited Pro Forma Combined Financial Information because information necessary to make or assess such adjustments is not available to Phelps Dodge.

     Phelps Dodge has agreed to combine its business with Cyprus Amax pursuant to the Merger Agreement. Phelps Dodge is also making a separate offer to shareholders of Asarco to acquire all the issued and outstanding common shares of Asarco. As a consequence of the nature of the Asarco transactions, there may be, and likely will be, actions and other events or changes initiated by Asarco that would significantly change purchase prices and purchase price allocations. Also, Phelps Dodge has not had access to additional proprietary and confidential corporate financial and other information of Asarco and Cyprus Amax and has not had an opportunity to undertake any due diligence procedures. Such information and procedures may provide Phelps Dodge with additional information that could materially affect the purchase price paid for the acquisition of Asarco or Cyprus Amax, the purchase price allocation and, accordingly, the assumptions and pro forma adjustments. Identified factors which may have a significant impact on the basis and results of the combinations are described in Note 2 of the accompanying notes to the Unaudited Pro Forma Combined Balance Sheet and Combined Statements of Operations for each scenario.

     Furthermore, the ultimate determination of the purchase price paid for the acquisition of Cyprus Amax and Asarco may change significantly from the current estimate. For the purpose of this Unaudited Pro Forma Combined Financial Information, the purchase price has been estimated based upon the market price of $55.3125 for each Phelps Dodge common share, that being the closing market price at September 29, 1999. The final purchase price will be based largely upon the average market price of Phelps Dodge common stock at the earlier of the dates the combinations are announced or consummated between Phelps Dodge, Asarco and Cyprus Amax. As a result of these uncertainties, the final determination and allocation of purchase price may differ from the amounts assumed in this Unaudited Pro Forma Combined Financial Information and those differences may be material.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial positions of Phelps Dodge would have been had the acquisitions of Asarco and/or Cyprus Amax occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     The Unaudited Pro Forma Combined Financial Information does not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the Transactions and does not contemplate the liabilities that may be incurred in any related restructurings. Phelps Dodge estimated consolidated annual cash cost savings of at least $200 million as a result of synergies, reduced overhead costs and other actions resulting from the combination of all three companies. Phelps Dodge believes that the Transactions and the resulting activities would yield substantial cash cost savings of at least $75 million beyond those that can be realized by Asarco Cyprus Incorporated which were estimated to be $125 million in the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed on August 20, 1999. There is no assurance that these cost savings can or will be realized. Also, the Unaudited Pro Forma Combined Financial Information does not reflect the impact of any potential sale of acquired assets.

     This Unaudited Pro Forma Combined Financial Information should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Phelps Dodge, Asarco and Cyprus Amax that are incorporated by reference in the September 13, 1999 Proxy Statement. You should not rely on the Unaudited Pro Forma Combined Financial Information as an indication of the consolidated results of operations or financial position that would have been achieved if the business combinations had taken place earlier or of the consolidated results of operations or financial position of Phelps Dodge after the completion of such transactions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 PHELPS DODGE, ASARCO AND CYPRUS AMAX COMBINED
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                               HISTORICAL
                                   -----------------------------------    PRO FORMA      PRO FORMA
                                   PHELPS DODGE   ASARCO   CYPRUS AMAX   ADJUSTMENTS     COMBINED
                                   ------------   ------   -----------   -----------     ---------
Sales and other operating
  revenues.......................     $1,354        966        561             --          2,881
                                      ------      -----        ---         ------          -----
Operating costs and expenses
  Cost of products sold..........      1,073        855        428             --          2,356
  Depreciation, depletion and
     amortization................        144         73        104            (31)(I)        290
  Selling and general
     administrative expense......         60         72         34             --            166
  Exploration and research
     expense.....................         21         11          8             --             40
  Non-recurring charges and
     provision for asset
     dispositions*...............         83          4         --             --             87
                                      ------      -----        ---         ------          -----
                                       1,381      1,015        574            (31)         2,939
                                      ------      -----        ---         ------          -----
Operating income (loss)..........        (27)       (49)       (13)            31            (58)
  Interest expense...............        (48)       (38)       (69)            (9)(E)
                                                                               (4)(A)
                                                                               (3)(K)       (171)
  Capitalized interest...........         --         --          2              4(A)           6
  Miscellaneous income and
     expense, net................         (7)        10        (11)            (1)(J)
                                                                                6(A)          (3)
                                      ------      -----        ---         ------          -----
Income (loss) before taxes,
  minority interests and equity
  in net earnings of affiliated
  companies......................        (82)       (77)       (91)            24           (226)
  Provision for taxes on
     income......................         19         25         14             (1)(A)
                                                                               (8)(F)         49
  Minority interests in
     consolidated subsidiaries...          1         (4)        --              1(J)          (2)
  Equity in net earnings (losses)
     of affiliated companies.....          5         --         --             (5)(A)         --
                                      ------      -----        ---         ------          -----
Income (loss) from continuing
  operations.....................        (57)       (56)       (77)            11           (179)
  Preferred stock dividends......         --         --         (9)             9(E)          --
                                      ------      -----        ---         ------          -----
Income (loss) from continuing
  operations applicable to common
  shares.........................     $  (57)       (56)       (86)            20           (179)
                                      ======      =====        ===         ======          =====
Net earnings (loss) per share
  Basic..........................     $(0.98)                                              (2.00)
  Diluted........................     $(0.98)                                              (2.00)
Weighted average shares
  outstanding
  Basic..........................       57.8                                                89.3
  Diluted........................       57.8                                                89.3

------------
* See historical financial statements incorporated by reference in the September 13, 1999 proxy statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 PHELPS DODGE, ASARCO AND CYPRUS AMAX COMBINED
                          YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                 HISTORICAL
                                     -----------------------------------    PRO FORMA     PRO FORMA
                                     PHELPS DODGE   ASARCO   CYPRUS AMAX   ADJUSTMENTS    COMBINED
                                     ------------   ------   -----------   -----------    ---------
Sales and other operating
  revenues.........................     $3,064      2,233       1,660           (218)(A)    6,739
                                        ------      -----       -----        -------       ------
Operating costs and expenses
  Cost of products sold............      2,361      1,963       1,087           (200)(A)    5,211
  Depreciation, depletion and
    amortization...................        293        145         254             (7)(A)
                                                                                 (61)(I)      624
  Selling and general
    administrative expense.........        123        144         105             --          372
  Exploration and research
    expense........................         55         27          45             --          127
  Non-recurring charges and
    provision for asset
    dispositions*..................       (191)        72         118             --           (1)
                                        ------      -----       -----        -------       ------
                                         2,641      2,351       1,609           (268)       6,333
                                        ------      -----       -----        -------       ------
Operating income (loss)............        423       (118)         51             50          406
  Interest expense.................        (97)       (68)       (157)           (19)(E)
                                                                                 (13)(A)
                                                                                  (5)(K)     (359)
  Capitalized interest.............          2         --           2             13(A)        17
  Miscellaneous income and expense,
    net............................          9         29          17             (6)(J)
                                                                                  (4)(A)       45
                                        ------      -----       -----        -------       ------
Income (loss) before taxes,
  minority interests and equity in
  net earnings of affiliated
  companies........................        337       (157)        (87)            16          109
  Provision for taxes on income....       (134)        53         (11)           (13)(F)     (105)
  Minority interests in
    consolidated subsidiaries......         (8)       (27)          1              8(J)       (26)
  Equity in net earnings (losses)
    of affiliated companies........         (4)        --         (53)             4(A)       (53)
                                        ------      -----       -----        -------       ------
Income (loss) from continuing
  operations.......................        191       (131)       (150)            15          (75)
  Preferred stock dividends........         --         --         (19)            19(E)        --
                                        ------      -----       -----        -------       ------
Income (loss) from continuing
  operations applicable to common
  shares...........................     $  191       (131)       (169)            34       $  (75)
                                        ======      =====       =====        =======       ======
Net earnings (loss) per share
  Basic............................     $ 3.28                                              (0.84)
  Diluted..........................     $ 3.26                                              (0.84)
Weighted average shares outstanding
  Basic............................       58.2                                               89.7
  Diluted..........................       58.5                                               89.7
                                                                                           ------

------------
* See historical financial statements incorporated by reference in the September 13, 1999 proxy statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET
                 PHELPS DODGE, ASARCO AND CYPRUS AMAX COMBINED
                                 JUNE 30, 1999
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                                  HISTORICAL
                                      -----------------------------------    PRO FORMA     PRO FORMA
                                      PHELPS DODGE   ASARCO   CYPRUS AMAX   ADJUSTMENTS    COMBINED
                                      ------------   ------   -----------   -----------    ---------
ASSETS
  Cash and cash equivalents.........     $  144        125       1,275        (1,049)(B)
                                                                                 (30)(C)
                                                                                 (41)(B)
                                                                                  (5)(E)       419
  Accounts receivable, net..........        396        404          37            --           837
  Inventories.......................        263        305         239          (127)(A)
                                                                                  84(D)        764
  Supplies..........................        104         --          55           127(A)        286
  Prepaid expenses and other
    assets..........................         15        135          74             5(D)
                                                                                 (33)(A)       196
  Deferred income taxes.............         45         --          32            33(A)        110
                                         ------      -----       -----        ------        ------
    Current assets..................        967        969       1,712        (1,036)        2,612
  Investments and long-term accounts
    receivable......................         95        190         328            29(D)
                                                                                 (13)(J)
                                                                                   9(A)        638
  Property, plant and equipment,
    net.............................      3,501      2,592       2,546          (769)(D)     7,870
  Other assets and deferred
    charges.........................        339        226         160            (9)(A)
                                                                                  41(B)
                                                                                   5(E)        762
                                         ------      -----       -----        ------        ------
         Total Assets...............     $4,902      3,977       4,746        (1,743)       11,882
                                         ======      =====       =====        ======        ======
LIABILITIES
  Short-term debt...................     $  214         16         249            --           479
  Current portion of long-term
    debt............................         62         31          79            --           172
  Accounts payable and accrued
    expenses........................        456        496         324            20(L)      1,296
  Dividends payable.................         29         --           9            --            38
  Accrued income taxes..............         11         90          81            --           182
                                         ------      -----       -----        ------        ------
  Current liabilities...............        772        633         742            20         2,167
  Long-term debt....................        801      1,017       1,499           244(E)
                                                                                 (95)(D)     3,466
  Deferred income taxes.............        493         28          14          (204)(F)       331
  Other liabilities and deferred
    credits.........................        376        306         412            52(D)      1,146
                                         ------      -----       -----        ------        ------
                                          2,442      1,984       2,667            17         7,110
                                         ------      -----       -----        ------        ------
Minority interests in consolidated
  subsidiaries......................         86        534          20          (147)(J)       493
                                         ------      -----       -----        ------        ------
Shareholders' equity
  Common shares.....................        362        525           1          (526)(H)
                                                                                 197(G)        559
  Treasury shares...................         --         --         (86)           86(A)         --
  Preferred shares..................         --         --           5            (5)(E)        --
  Capital in excess of par value....          5         --       2,912           (86)(A)
                                                                              (2,826)(H)
                                                                                  30(B)
                                                                               1,544(G)      1,579
  Retained earnings.................      2,198        949        (768)          134(J)
                                                                                (181)(H)     2,332
  Accumulated other comprehensive
    income (loss)...................       (183)       (15)         (5)           20(H)       (183)
  Other.............................         (8)        --          --            --            (8)
                                         ------      -----       -----        ------        ------
         Total Shareholders'
           Equity...................      2,374      1,459       2,059        (1,613)        4,279
                                         ------      -----       -----        ------        ------
         Total Liabilities and
           Shareholders' Equity.....     $4,902      3,977       4,746        (1,743)       11,882
                                         ======      =====       =====        ======        ======

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     The Unaudited Pro Forma Combined Financial Information has been derived from historical consolidated financial statements of Phelps Dodge, Asarco and Cyprus Amax incorporated by reference into this Proxy Statement. See Phelps
Dodge "Unaudited Pro Forma Combined Financial Information" on page   of this
Second Proxy Statement Supplement.

     The assumptions and related pro forma adjustments described below have been developed from public historical information available to Phelps Dodge. Pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. Such information is not available to Phelps Dodge because it is within the particular and singular knowledge of Asarco and Cyprus Amax.

2.  THE OFFER

     Phelps Dodge is proposing a three-way business combination of Phelps Dodge, Asarco and Cyprus Amax through separate offerings to exchange all the issued and outstanding Asarco and Cyprus Amax common shares for a combination of Phelps Dodge common shares and cash.

     Phelps Dodge is offering to exchange $9.00 net in cash plus 0.2880 shares of Phelps Dodge common stock for each outstanding share of Asarco common stock, on a fully prorated basis. Asarco shareholders may elect to receive either $25.90 in cash or 0.4413 shares of Phelps Dodge common stock for each Asarco common share that is validly tendered and not properly withdrawn, subject to proration if the stock portion or the cash portion of the offer is oversubscribed. Separately, Phelps Dodge is offering to exchange $7.61176875 net in cash plus 0.2203 shares of Phelps Dodge common stock for each outstanding common share of Cyprus Amax Minerals Company, on a fully prorated basis. Cyprus Amax shareholders may elect to receive either $20.54 in cash or 0.3500 shares of Phelps Dodge common stock for each Cyprus Amax common share that is validly tendered and not properly withdrawn, subject to proration.

     Debt will be incurred to finance the cash component of the acquisitions. An equivalent amount of debt is expected to be repaid upon consummation of the acquisitions.

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     The transactions would be accounted for under the purchase method. The purchase price for the business combinations is estimated as follows (dollars in millions and shares in thousands except per share data):

                                                        ASARCO    CYPRUS AMAX    COMBINED
                                                        ------    -----------    --------
Common shares outstanding (as reported in Asarco's
  June 30, 1999 Form 10-Q and the Merger Agreement
  with Cyprus Amax)...................................  39,783      90,867
Exchange offer ratio of Phelps Dodge common shares for
  each common share...................................  0.2880      0.2203
Phelps Dodge common shares to be issued...............  11,458      20,018         31,476
Closing market price of each Phelps Dodge common share
  on September 29, 1999...............................                           $55.3125
                                                                                 ========
Fair value of Phelps Dodge common shares issued,
  comprising par value of $197 ($6.25 per share) and
  capital in excess of par of $1,544..................                           $  1,741
Cash consideration of $9.00 for each Asarco and
  $7.61176875 for each Cyprus Amax common share.......                              1,049
Redemption of Cyprus Amax Series A Preferred Stock
  (Note 3E)...........................................                                244
Estimated fair value of Cyprus Amax outstanding
  options (as reported in the Merger Agreement).......                                 30
Estimated transaction costs...........................                                 30
                                                                                 --------
Purchase price........................................                           $  3,094
                                                                                 ========

     The final purchase price could change materially from the purchase price estimated above as a result of changes in the market price of common shares of Phelps Dodge and/or the relative market price of Asarco and Cyprus Amax common shares. There are arrangements in place at Asarco and Cyprus Amax that could impact the purchase price including employment agreements, change of control agreements, severance agreements, restricted stock awards, stock appreciation rights, and certain pension and other employee benefit plans. In addition, actions may be taken by the management of Asarco and Cyprus Amax, in a defensive posture or for other reasons, that could impact the purchase price including amending existing agreements or issuing stock options and other similar bonus awards. The potential impact of these factors cannot be estimated but could be material.

     The estimated purchase price does not give effect to outstanding Asarco stock options which could impact the number of Phelps Dodge shares issued and/or the purchase price either by their exercise or their conversion to outstanding stock options of Phelps Dodge. Such effects prior to completion of the business combination cannot be reasonably estimated from available public information. As reported in their December 31, 1998, Form 10-K, Asarco had 1,721,249 stock options outstanding with an average exercise price of $26.12, more than the per share equivalent value of Asarco's common stock as determined by the exchange offer. If all of Asarco's outstanding stock options were exercised prior to consummation of the business combinations, the estimated purchase price would be increased by approximately $43 million which would be substantially offset by cash and cash equivalents received as proceeds from such exercises. Although it is Phelps Dodge's desire that all outstanding Asarco stock options be converted to Phelps Dodge stock options at the exchange offering basis, it is not assured whether such conversion can be achieved in whole or in part nor, consequently, the potential effect on the purchase price.

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     The estimated purchase price does not include any effect of Asarco's Shareholder Rights Plan. As described in Asarco's December 31, 1998, Form 10-K, Asarco adopted a new Shareholder Rights Plan in January 1998 that provides certain common stock purchase rights if a person or group becomes the beneficial owner of 15% or more of Asarco's common stock, with certain exceptions.

     The final determination of the purchase price may differ from the amount assumed in the Unaudited Pro Forma Combined Financial Information and that difference may be material.

3.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

     The following assumptions and related pro forma adjustments give effect to the proposed business combinations of Phelps Dodge, Asarco and Cyprus Amax as if such combinations occurred on January 1, 1998, in the Unaudited Pro Forma Combined Statements of Operations for the six-month interim period ended June 30, 1999, and for the year ended December 31, 1998, respectively, and on June 30, 1999, for the Unaudited Pro Forma Combined Balance Sheet.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the business combinations with Asarco and Cyprus Amax occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     Future cash cost savings, which Phelps Dodge estimated will be at least $200 million annually, are not recognized in this Unaudited Pro Forma Combined Financial Information. Non-recurring items related to 1998 and the six-month interim period ended June 30, 1999, are included (see "Selected Historical Financial Data" at pages 41 through 46 of the September 13, 1999 Proxy Statement for a summary of non-recurring items and special charges).

          (A) Reclassifications have been made to the Asarco and Cyprus Amax historical consolidated financial information to conform to Phelps Dodge's presentation. The historical financial information of Cyprus Amax excludes the results of operations and assets of its discontinued Coal segment as reported for 1998 operations in Cyprus Amax's Form 8-K dated June 30, 1999, and as reported as of and for the six months ended June 30, 1999, in its Form 10-Q filing for such period. Cyprus Amax's historical financial information for the year ended December 31, 1998, also has been adjusted to exclude the identifiable results of recurring operations of its Lithium segment which was sold in October 1998.

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

                                        BALANCE SHEET      SIX MONTHS       YEAR ENDED
                                         AT JUNE 30,     ENDED JUNE 30,    DECEMBER 31,
           (IN $ MILLIONS):                 1999              1999             1998
--------------------------------------  -------------    --------------    ------------
Asarco reclassification adjustments:
  Inventories.........................      (127)
  Supplies............................       127
  Deferred income taxes (current
     asset)...........................        33
  Prepaid expenses and other assets...       (33)
  Miscellaneous income and expense,
     net..............................                         (2)               (4)
  Equity in net earnings of affiliated
     companies........................                          2                 4
  Interest expense....................                          4                13
  Capitalized interest................                         (4)              (13)
Cyprus Amax reclassification
  adjustments:
  Investments and notes receivable....         9
  Other assets and deferred charges...        (9)
  Treasury shares.....................        86
  Capital in excess of par value......       (86)
  Miscellaneous income and expense,
     net..............................                          8
  Provision for taxes on income.......                         (1)
  Equity in net earnings (losses) of
     affiliated companies.............                         (7)
Elimination of recurring results from
  the disposed
  Cyprus Amax Lithium segment:
  Sales and other revenues............                                         (218)
  Cost of products sold (derived).....                                         (200)
  Depreciation, depletion and
     amortization expense.............                                           (7)

          (B) This pro forma adjustment represents payment of the cash component of the purchase price of $1,049 million, the estimated fair value of Cyprus Amax outstanding stock options of $30 million and the funding of certain Cyprus Amax employee benefits of $41 million.

          (C) Phelps Dodge estimates it will incur approximately $30 million of transaction costs, consisting primarily of investment bankers, attorneys and accountant fees, and financial printing and other charges. These estimates are preliminary and therefore are subject to change.

          (D) If the business combinations are consummated, they will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Asarco and Cyprus Amax would be recorded at their estimated fair values.

          Phelps Dodge has not had access to information that is within the peculiar knowledge of Asarco and Cyprus Amax and has not performed its due diligence necessary to determine the fair value of their assets or liabilities or to identify unknown liabilities or obligations. Pro forma adjustments to allocate the purchase price have been recorded in the Unaudited Pro Forma Combined Financial Information on the basis of fair values reported for certain assets and liabilities in public information of Asarco and Cyprus

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     Amax. Because fair value information for the remaining assets and liabilities and any possible identifiable intangible assets are not reasonably available to Phelps Dodge, the excess of the historical net book values of Asarco's and Cyprus Amax's assets acquired over the estimated purchase price has been allocated as a reduction of their combined net property, plant and equipment.

          Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of the three companies. Phelps Dodge has not developed formal plans for combining the three operations. Accordingly, additional liabilities may be incurred in connection with the business combinations and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Information because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Information.

     The pro forma purchase price allocation adjustments are estimated as follows (in millions):

Reduction of debt to fair value (as reported in Cyprus
  Amax's June 30, 1999, Form 10-Q and the Form S-4
  Registration Statement of Asarco Cyprus Incorporated filed
  August 20, 1999)..........................................  $   95
Restricted investment in Grupo Mexico (as reported in
  Asarco's December 31, 1998, Form 10-K)....................  $   29
Increase in LIFO based inventory to replacement cost (as
  reported in Asarco's June 30, 1999, Form 10-Q and in
  Cyprus Amax's December 31, 1998, Form 10-K)...............  $   84
Excess projected benefit obligation over the fair value of
  pension plan assets (as reported in Cyprus Amax's December
  31, 1998, Form 10-K, comprising a $5 million reduction of
  prepaid expenses and other assets and a $52 million
  increase in other liabilities and deferred credits).......  $   57
Excess fair value of pension plan assets over the projected
  benefit obligation (as reported in Asarco's December 31,
  1998, Form 10-K)..........................................  $   10
Reduction in deferred tax liabilities (Note F)..............  $  204
Reduction in net property, plant and equipment (derived)....  $  769

          (E) The pro forma adjustments reflect the redemption of all 4,664,000 outstanding shares of Cyprus Amax's Series A Preferred Stock which are redeemable at Cyprus Amax's option at $52.40 per share and the issuance of $244 million of ten-year debt to finance the redemption. Interest is estimated to be fixed at 7.75% resulting in annual interest expense of $19 million. The interest rate estimate was based upon ten-year treasury bill rates for September 1999, plus commercially indicative rate basis points. A change in the interest rate on the debt by 1/8 percent would impact annual interest expense by approximately $300,000. Debt issue costs associated with the debt are estimated to be approximately $5 million with annual amortization of approximately $500,000.

          (F) The estimated income tax effect of the pro forma adjustments has been recorded based upon the estimated effective tax rates of approximately 32% for Asarco and 15% for Cyprus Amax which rates have been derived from public quarterly and annual filings of Asarco and Cyprus Amax. The business combinations are expected to be tax-free transactions with Asarco's and Cyprus Amax's historical tax bases surviving for income tax reporting purposes.

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          Provisions for pro forma income tax expense have been recorded for pro forma adjustments to the Pro Forma Combined Statements of Operations resulting from pro forma purchase price allocation adjustments and other items.

          Cyprus Amax has reported $176 million of U.S. net operating loss carryforwards through 1998, expiring from 1999 to 2012, which along with other deferred tax assets are subject to an existing valuation allowance. Asarco has reported $573.7 million of net loss carryforwards, which expire if unused from 2008 through 2018. The net operating loss carryforwards may be subject to annual limitations after the acquisitions because of the change in ownership rules. The annual limits will be calculated as the long-term tax exempt rate (currently 5.18%) times the separate fair market values of Cyprus Amax and Asarco, with Asarco's value potentially determined without Southern Peru Copper Corporation ("SPCC"). Once all facts are known, the annual limits may necessitate an increase in the consolidated valuation allowance for deferred tax assets.

          Income tax expense and deferred tax allocations recorded upon consummation of the business combinations could vary significantly from the pro forma estimates because information regarding Asarco's and Cyprus Amax's income tax reporting is not available to Phelps Dodge.

          (G) This pro forma adjustment reflects the issue of 31,476,000 shares of Phelps Dodge common stock in connection with the exchange offers for all the outstanding common shares of Asarco and Cyprus Amax. The common stock of Phelps Dodge represents common shares of $197 million at $6.25 per share par value and capital in excess of par of $1,544 million. No common shares have been included for the potential share issues in connection with the outstanding stock options of Asarco.

          (H) These pro forma adjustments eliminate the historical shareholders' equity accounts of Asarco and Cyprus Amax.

          (I) This pro forma adjustment records the estimated reduction in depreciation, depletion and amortization expense related to the pro forma reduction in property, plant and equipment recorded in connection with the business combination purchase price allocation. Because neither fair value nor book value information regarding the composition of Asarco's or Cyprus Amax's property, plant and equipment is available to Phelps Dodge, actual adjustments to depreciation, depletion and amortization expense could differ substantially from these estimates.

          (J) Phelps Dodge holds a 14.0% equity interest in SPCC which is accounted for as a cost basis investment with a book value of $13.2 million at June 30, 1999. Asarco reports a 54.3% equity interest in SPCC which it consolidated in both its June 30, 1999, Form 10-Q and December 31, 1998, Form 10-K. As a result of Phelps Dodge's increased ownership in SPCC that would arise through the acquisition of Asarco, Phelps Dodge would qualify for use of the consolidation method of reporting for its investment in SPCC. Accordingly, a pro forma adjustment is recorded to consolidate Phelps Dodge's interest in SPCC including the elimination of Phelps Dodge's cost basis investment in SPCC and its recognition of dividend income from SPCC, the reduction of minority interests in consolidated subsidiaries representing Phelps Dodge's 14.0% interest, and the retroactive restatement of Phelps Dodge's retained earnings.

          (K) This pro forma adjustment recognizes imputed interest expense resulting from the fair value adjustment of Asarco's long-term debt as reported in the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed August 20, 1999. A pro forma adjustment to recognize imputed interest resulting from the $42 million fair value adjustment of Cyprus Amax's debt has not been provided because information necessary to calculate such adjustment is not reasonably available to Phelps Dodge.

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          (L) This proforma adjustment recognizes certain change of control obligations arising from the merger of Cyprus Amax and Phelps Dodge.

          (M) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

                                          SIX MONTHS          YEAR ENDED
                                        ENDED JUNE 30,       DECEMBER 31,
                                             1999                1998
                                       ----------------    ----------------
                                       BASIC    DILUTED    BASIC    DILUTED
                                       -----    -------    -----    -------
Average number of Phelps Dodge common
  shares outstanding.................   57.8      57.8      58.2      58.5

Anti dilutive Phelps Dodge potential
  common shares on proforma net
  loss...............................     --        --        --      (0.3)
Phelps Dodge common shares to be
  issued in connection with the
  business combination (Note 2)......   31.5      31.5      31.5      31.5
                                       -----     -----     -----     -----
                                        89.3      89.3      89.7      89.7
                                       =====     =====     =====     =====

          The average number of common shares outstanding does not give effect to Asarco's and Cyprus Amax's outstanding stock options or other common stock equivalents, which cannot be estimated because information for Asarco is not available to Phelps Dodge. Based upon public information reported and the current exchange offer bases, Phelps Dodge estimates that the incremental number of Phelps Dodge shares issueable upon the exercise of all Cyprus Amax and Asarco outstanding stock options is approximately 3 million.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        PHELPS DODGE AND ASARCO COMBINED
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                            HISTORICAL
                                      ----------------------     PRO FORMA        PRO FORMA
                                      PHELPS DODGE    ASARCO    ADJUSTMENTS       COMBINED
                                      ------------    ------    -----------       ---------
Sales and other operating
  revenues..........................     $1,354         966          --             2,320
                                         ------       -----         ---             -----
Operating costs and expenses
  Cost of products sold.............      1,073         855          --             1,928
  Depreciation, depletion and
     amortization...................        144          73         (30)(J)           187
  Selling and general administrative
     expense........................         60          72          --               132
  Exploration and research
     expense........................         21          11          --                32
  Non-recurring charges and
     provision for asset
     dispositions*..................         83           4          --                87
                                         ------       -----         ---             -----
                                          1,381       1,015         (30)            2,366
                                         ------       -----         ---             -----
Operating income (loss).............        (27)        (49)         30               (46)
  Interest expense..................        (48)        (38)         (3)(K)
                                                                    (14)(E)
                                                                     (4)(A)          (107)
  Capitalized interest..............         --          --           4(A)              4
  Miscellaneous income and
     expense, net...................         (7)         10          (1)(F)
                                                                     (2)(A)            --
                                         ------       -----         ---             -----
Income (loss) before taxes, minority
  interests and equity in net
  earnings of affiliated
  companies.........................        (82)        (77)         10              (149)
  Provision for taxes on income.....         19          25          (4)(G)            40
  Minority interests in consolidated
     subsidiaries...................          1          (4)          1(F)             (2)
  Equity in net earnings (losses) of
     affiliated companies...........          5          --           2(A)              7
                                         ------       -----         ---             -----
Income (loss) from continuing
  operations........................     $  (57)        (56)          9              (104)
                                         ======       =====         ===             =====
Net earnings (loss) per share
  Basic.............................     $(0.98)                                    (1.50)
  Diluted...........................     $(0.98)                                    (1.50)
Weighted average shares outstanding
  Basic.............................       57.8                                      69.3
  Diluted...........................       57.8                                      69.3

------------
* See historical financial statements incorporated by reference in the September 13, 1999 proxy statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        PHELPS DODGE AND ASARCO COMBINED
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                  HISTORICAL
                                             ---------------------    PRO FORMA    PRO FORMA
                                             PHELPS DODGE   ASARCO   ADJUSTMENTS   COMBINED
                                             ------------   ------   -----------   ---------
Sales and other operating revenues.........     $3,064      2,233         --         5,297
                                                ------      -----       ----         -----
Operating costs and expenses
  Cost of products sold....................      2,361      1,963         --         4,324
  Depreciation, depletion and
     amortization..........................        293        145        (61)(J)       377
  Selling and general administrative
     expense...............................        123        144         --           267
  Exploration and research expense.........         55         27         --            82
  Non-recurring charges and provision for
     asset dispositions*...................       (191)        72         --          (119)
                                                ------      -----       ----         -----
                                                 2,641      2,351        (61)        4,931
                                                ------      -----       ----         -----
Operating income (loss)....................        423       (118)        61           366
  Interest expense.........................        (97)       (68)        (5)(K)
                                                                         (28)(E)
                                                                         (13)(A)      (211)
  Capitalized interest.....................          2         --         13(A)         15
  Miscellaneous income and expense, net....          9         29         (6)(F)
                                                                          (4)(A)        28
                                                ------      -----       ----         -----
Income (loss) before taxes, minority
  interests and equity in net earnings of
  affiliated companies.....................        337       (157)        18           198
  Provision for taxes on income............       (134)        53         (7)(G)       (88)
  Minority interests in consolidated
     subsidiaries..........................         (8)       (27)         8(F)        (27)
  Equity in net earnings (losses) of
     affiliated companies..................         (4)        --          4(A)         --
                                                ------      -----       ----         -----
Income (loss) from continuing operations...     $  191       (131)        23            83
                                                ======      =====       ====         =====
Net earnings (loss) per share
  Basic....................................     $ 3.28                                1.19
  Diluted..................................     $ 3.26                                1.19
Weighted average shares outstanding
  Basic....................................       58.2                                69.7
  Diluted..................................       58.5                                70.0

------------
* See historical financial statements incorporated by reference in the September 13, 1999 proxy statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET
                        PHELPS DODGE AND ASARCO COMBINED
                                 JUNE 30, 1999
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                                HISTORICAL
                                           ---------------------    PRO FORMA      PRO FORMA
                                           PHELPS DODGE   ASARCO   ADJUSTMENTS     COMBINED
                                           ------------   ------   -----------     ---------
ASSETS
  Cash and cash equivalents..............     $  144        125    (358)(B)
                                                                       358(E)
                                                                        (7)(E)
                                                                       (20)(C)
                                                                       (40)(D)         202
  Accounts receivable, net...............        396        404         --             800
  Inventories............................        263        305       (127)(A)
                                                                        80(D)          521
  Supplies...............................        104         --        127(A)          231
  Prepaid expenses and other assets......         15        135         10(D)
                                                                       (33)(A)         127
  Deferred income taxes..................         45         --         33(A)           78
                                              ------      -----       ----           -----
     Current assets......................        967        969         23           1,959
  Investments and long-term accounts
     receivable..........................         95        190         29(D)
                                                                       (13)(F)         301
  Property, plant and equipment, net.....      3,501      2,592       (768)(D)       5,325
  Other assets and deferred charges......        339        226          7(E)          572
                                              ------      -----       ----           -----
          Total Assets...................     $4,902      3,977       (722)          8,157
                                              ======      =====       ====           =====
LIABILITIES
  Short-term debt........................     $  214         16         --             230
  Current portion of long-term debt......         62         31         --              93
  Accounts payable and accrued
     expenses............................        456        496         --             952
  Dividends payable......................         29         --         --              29
  Accrued income taxes...................         11         90         --             101
                                              ------      -----       ----           -----
     Current liabilities.................        772        633         --           1,405
  Long-term debt.........................        801      1,017        (53)(D)
                                                                       358(E)        2,123
  Deferred income taxes..................        493         28       (189)(G)         332
  Other liabilities and deferred
     credits.............................        376        306         --             682
                                              ------      -----       ----           -----
                                               2,442      1,984        116           4,542
                                              ------      -----       ----           -----
Minority interests in consolidated
  subsidiaries...........................         86        534       (147)(F)         473
                                              ------      -----       ----           -----
Shareholders' equity
     Common shares.......................        362        525       (525)(I)
                                                                        71(H)          433
     Capital in excess of par value......          5         --        563(H)          568
     Retained earnings...................      2,198        949       (949)(I)
                                                                       134(F)        2,332
     Accumulated other comprehensive
       income (loss).....................       (183)       (15)        15(I)         (183)
     Other...............................         (8)        --         --              (8)
                                              ------      -----       ----           -----
          Total Shareholders' Equity.....      2,374      1,459       (691)          3,142
                                              ------      -----       ----           -----
          Total Liabilities and
            Shareholders' Equity.........     $4,902      3,977       (722)          8,157
                                              ======      =====       ====           =====

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     The Unaudited Pro Forma Combined Financial Information has been derived from historical consolidated financial statements of Phelps Dodge and Asarco incorporated by reference into this Proxy Statement. See Phelps Dodge "Unaudited Pro Forma Combined Financial Information" on page of this Proxy Statement Supplement.

     The assumptions and related pro forma adjustments described below have been developed from public historical information available to Phelps Dodge. Pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. Such information is not available to Phelps Dodge because it is within the particular and singular knowledge of Asarco.

2.  THE OFFER

     Phelps Dodge is proposing a business combination of Phelps Dodge and Asarco through a separate offering to exchange all the issued and outstanding Asarco common shares for a combination of Phelps Dodge common shares and cash.

     Phelps Dodge is offering to exchange $9.00 net in cash plus 0.2880 shares of Phelps Dodge common stock for each outstanding share of Asarco Incorporated common stock, on a fully prorated basis. Asarco shareholders may elect to receive either $25.90 in cash or 0.4413 shares of Phelps Dodge common stock for each Asarco common share that is validly tendered and not properly withdrawn, subject to proration if the stock portion or the cash portion of the offer is oversubscribed.

     The transaction would be accounted for under the purchase method. The purchase price for the business combination is estimated as follows (dollars in millions and shares in thousands except per share data):

                                                               ASARCO
                                                              --------
Common shares outstanding (as reported in June 30, 1999,
  Form 10-Q)................................................    39,783
Exchange offer ratio of Phelps Dodge common shares for each
  common share..............................................    0.2880
Phelps Dodge common shares to be issued.....................    11,458
Closing market price of each Phelps Dodge common share on
  September 29, 1999........................................  $55.3125
                                                              ========
Fair value of Phelps Dodge common shares issued, comprising
  par value of $71 ($6.25 per share) and capital in excess
  of par of $563............................................  $    634
Cash consideration of $9.00 for each Asarco common share....       358
Estimated transaction costs.................................        20
                                                              --------
Purchase price..............................................  $  1,012
                                                              ========

     The final purchase price could change materially from the purchase price estimated above as a result of changes in the market price of common shares of Phelps Dodge and/or the relative market price of Asarco common shares. There are arrangements in place at Asarco that could impact the purchase price including employment agreements, change of control agreements, severance agreements, restricted stock awards, and certain pension and other employee benefit plans. In addition, actions may be taken by the management of Asarco, in a defensive posture or for other reasons, that could impact the purchase price including amending existing agreements or issuing stock options and other similar bonus awards. The potential impact of these factors cannot be estimated but could be material.

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     The estimated purchase price does not give effect to outstanding stock options which could impact the number of Phelps Dodge shares issued and/or the purchase price either by their exercise or their conversion to outstanding stock options of Phelps Dodge. Such effects prior to completion of the business combination cannot be reasonably estimated from available public information. As reported in its December 31, 1998, Form 10-K, Asarco had 1,721,249 stock options outstanding with an average exercise price of $26.12, more than the per share equivalent value of Asarco's common stock as determined by the exchange offer. If all of Asarco's outstanding stock options were exercised prior to consummation of the business combinations, the estimated purchase price would be increased by approximately $43 million which would be substantially offset by cash and cash equivalents received as proceeds from such exercises. Although it is Phelps Dodge's desire that all outstanding Asarco stock options be converted to Phelps Dodge stock options at the exchange offering basis, it is not assured whether such conversions can be achieved in whole or in part nor, consequently, the potential effect on the purchase price.

     The estimated purchase price does not include any effect of Asarco's Shareholder Rights Plan. As described in Asarco's December 31, 1998, Form 10-K, Asarco adopted a new Shareholder Rights Plan in January 1998 that provides certain common stock purchase rights if a person or group becomes the beneficial owner of 15% or more of Asarco's common stock, with certain exceptions.

     The final determination of the purchase price may differ from the amount assumed in the Unaudited Pro Forma Combined Financial Information and that difference may be material.

3.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

     The following assumptions and related pro forma adjustments give effect to the proposed business combination of Phelps Dodge and Asarco as if such combination occurred on January 1, 1998, in the Unaudited Pro Forma Combined Statements of Operations for the six-month interim period ended June 30, 1999, and for the year ended December 31, 1998, respectively, and on June 30, 1999, for the Unaudited Pro Forma Combined Balance Sheet.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the business combination with Asarco occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     Future cash cost savings are not recognized in this Unaudited Pro Forma Combined Financial Information. Non-recurring items related to 1998 and the six-month interim period ended June 30, 1999, are included (see "Selected Historical Financial Data" at pages 41 through 46 of the September 13, 1999 Proxy Statement for a summary of non-recurring items and special charges).

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          (A) Reclassifications have been made to the Asarco historical consolidated financial information to conform to Phelps Dodge's presentation.

                                      BALANCE SHEET AT   SIX MONTHS ENDED      YEAR ENDED
                                       JUNE 30, 1999      JUNE 30, 1999     DECEMBER 31, 1998
                                      ----------------   ----------------   -----------------
                                                          (IN $ MILLIONS)
Asarco reclassification adjustments:
  Inventories.......................        (127)
  Supplies..........................         127
  Deferred income taxes (current
     asset).........................          33
  Prepaid expenses and other
     assets.........................         (33)
  Miscellaneous income and expense,
     net............................                            (2)                 (4)
  Equity in net earnings (losses) of
     affiliated companies...........                             2                   4
  Interest expense..................                             4                  13
  Capitalized interest..............                            (4)                (13)

          (B) This pro forma adjustment represents payment of the cash component of the purchase price.

          (C) Phelps Dodge estimates it will incur approximately $20 million of transaction costs, consisting primarily of investment bankers, attorneys and accountant fees, and financial printing and other charges. These estimates are preliminary and therefore are subject to change.

          (D) If the business combination is consummated, it will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Asarco would be recorded at their estimated fair values.

          Phelps Dodge has not had access to information that is within the peculiar knowledge of Asarco and has not performed its due diligence necessary to determine the fair value of its assets or liabilities or to identify unknown liabilities or obligations. Pro forma adjustments to allocate the purchase price have been recorded in the Unaudited Pro Forma Combined Financial Information on the basis of fair values reported for certain assets and liabilities in public information of Asarco. Because fair value information for the remaining assets and liabilities and any possible identifiable intangible assets are not reasonably available to Phelps Dodge, the excess of the historical net book values of Asarco's assets acquired over the estimated purchase price has been allocated as a reduction of its combined net property, plant and equipment.

          Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of Asarco. Phelps Dodge has not developed formal plans for combining the operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Information because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Information.

          The merger agreement by and between Asarco and Cyprus Amax has a $40 million termination fee for Asarco and $45 million for Cyprus Amax under certain circumstances. If such fee is required to be paid upon consummation of Phelps Dodge's proposed acquisition of Asarco, cash and cash equivalents of

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     Asarco would be decreased by the fee payment which in turn would impact the purchase price allocation. The Unaudited Pro Forma Combined Financial Information has been adjusted to give effect to payment of the termination fee.

          The pro forma purchase price allocation adjustments are estimated as follows (in millions):

Reduction of debt to fair value (as reported in the Form S-4
  Registration Statement of Asarco Cyprus Incorporated filed
  August 20, 1999)..........................................  $ 53
Restricted investment in Grupo Mexico (as reported in
  Asarco's December 31, 1998, Form 10-K)....................  $ 29
Increase in LIFO based inventory to replacement cost (as
  reported in Asarco's June 30, 1999, Form 10-Q)............  $ 80
Excess fair value of pension plan assets over the projected
  benefit obligation (as reported in Asarco's December 31,
  1998, Form 10-K)..........................................  $ 10
Reduction in deferred tax liabilities (Note G)..............  $189
Reduction in net property, plant and equipment (derived)....  $768

          (E) The $358 million cash consideration paid in connection with the exchange of all Asarco common shares outstanding is expected to be obtained from cash on hand and from borrowings under the Corporation's revolving credit facility. The existing revolving credit facility allows borrowings up to $1 billion from time to time until its scheduled maturity on June 25, 2002. The agreement allows for two, one-year renewals beyond the scheduled maturity with approvals of those lenders representing at least two-thirds of the commitments provided by the facility. Although the Corporation has not made any definitive plans for repayment of such borrowings, for pro forma purposes, repayment from future refinancing through the issuance of $358 million of ten-year debt has been assumed. Interest is estimated to be fixed at 7.75% resulting in annual interest expense of $28 million. The interest rate estimate is based upon the ten-year Treasury bill rates for September 1999, plus commercially indicative rate basis points. A change in interest rate on the debt by 1/8 percent would impact annual interest expense by approximately $450,000. Debt issue costs are estimated to be approximately $7 million with annual amortization of approximately $700,000.

          (F) Phelps Dodge holds a 14.0% equity interest in Southern Peru Copper Corporation ("SPCC") which is accounted for as a cost basis investment with a book value of $13.2 million at June 30, 1999. Asarco reports a 54.3% equity interest in SPCC which it consolidated in both its June 30, 1999, Form 10-Q and December 31, 1998, Form 10-K. As a result of Phelps Dodge's increased ownership in SPCC that would arise through the acquisition of Asarco, Phelps Dodge would qualify for use of the consolidation method of reporting for its investment in SPCC. Accordingly, a pro forma adjustment is recorded to consolidate Phelps Dodge's interest in SPCC including the elimination of Phelps Dodge's cost basis investment in SPCC and its recognition of dividend income from SPCC, the reduction of minority interests in consolidated subsidiaries representing Phelps Dodge's 14.0% interest, and the retroactive restatement of Phelps Dodge's retained earnings.

          (G) The estimated income tax effect of the pro forma adjustments has been recorded based upon the estimated effective tax rate of approximately 32% for Asarco which rate has been derived from public quarterly and annual filings. The business combination is expected to be a tax-free transaction with Asarco's historical tax bases surviving for income tax reporting purposes.

               A provision for pro forma income tax expense has been recorded for pro forma adjustments to the Pro Forma Combined Statements of Operations resulting from pro forma purchase price allocation adjustments and other items.

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

               Asarco has reported $573.7 million of net loss carryforwards, which expire if unused from 2008 through 2018. The net operating loss carryforwards may be subject to annual limitations after the acquisitions because of the change in ownership rules. The annual limits will be calculated as the long-term tax exempt rate (currently 5.18%) times the fair market value of Asarco, with Asarco's value potentially determined without SPCC. Once all facts are known, the annual limits may necessitate an increase in the consolidated valuation allowance for deferred tax assets.

               Pro forma income tax expense and deferred tax allocations recorded upon consummation of the business combination could vary significantly from the pro forma estimates because information regarding Asarco's income tax reporting is not available to Phelps Dodge.

          (H) This pro forma adjustment reflects the issue of 11,458,000 shares of Phelps Dodge common stock in connection with the exchange offer for all the outstanding common shares of Asarco. The common stock of Phelps Dodge represents common shares of $71 million at $6.25 per share par value and capital in excess of par of $563 million. No common shares have been included for the potential share issues in connection with the outstanding stock options of Asarco.

          (I) These pro forma adjustments eliminate the historical shareholders' equity accounts of Asarco.

          (J) This pro forma adjustment records the estimated reduction in depreciation, depletion and amortization expense related to the pro forma reduction in property, plant and equipment recorded in connection with the business combination purchase price allocation. Because neither fair value nor book value information regarding the composition of Asarco's property, plant and equipment is available to Phelps Dodge, actual adjustments to depreciation, depletion and amortization expense could differ substantially from these estimates.

          (K) This pro forma adjustment recognizes imputed interest expense resulting from the fair value adjustment of Asarco's long-term debt as reported in the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed August 20, 1999.

          (L) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

                                   SIX MONTHS                YEAR ENDED
                              ENDED JUNE 30, 1999        DECEMBER 31, 1998
                             ----------------------      ------------------
                              BASIC        DILUTED       BASIC      DILUTED
                             -------      ---------      -----      -------
Average number of Phelps
  Dodge common shares
  outstanding..............   57.8          57.8         58.2        58.5
Phelps Dodge common shares
  to be issued in
  connection with the
  business combination
  (Note 2).................   11.5          11.5         11.5        11.5
                              ----          ----         ----        ----
                              69.3          69.3         69.7        70.0
                              ====          ====         ====        ====

          The average number of common shares outstanding does not give effect to Asarco's outstanding stock options or other common stock equivalents, which cannot be estimated because information is not available to Phelps Dodge. Based upon public information reported and the current exchange offer basis, Phelps Dodge estimates that the incremental number of Phelps Dodge shares issuable upon the exercise of all Asarco outstanding stock options is approximately 0.8 million shares.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     PHELPS DODGE AND CYPRUS AMAX COMBINED
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                               HISTORICAL
                                       --------------------------    PRO FORMA    PRO FORMA
                                       PHELPS DODGE   CYPRUS AMAX   ADJUSTMENTS   COMBINED
                                       ------------   -----------   -----------   ---------
Sales and other operating revenues...     $1,354          561            --         1,915
                                          ------          ---          ----         -----
Operating costs and expenses
  Cost of products sold..............      1,073          428            --         1,501
  Depreciation, depletion
     and amortization................        144          104             5(I)        253
  Selling and general administrative
     expense.........................         60           34            --            94
  Exploration and research expense...         21            8            --            29
  Non-recurring charges and provision
     for asset dispositions*.........         83           --            --            83
                                          ------          ---          ----         -----
                                           1,381          574             5         1,960
                                          ------          ---          ----         -----
Operating income (loss)..............        (27)         (13)           (5)          (45)
  Interest expense...................        (48)         (69)           (9)(E)      (126)
  Capitalized interest...............         --            2            --             2
  Miscellaneous income and
     expense, net....................         (7)         (11)            8(A)        (10)
                                          ------          ---          ----         -----
Income (loss) before taxes, minority
  interests and equity in net
  earnings of affiliated companies...        (82)         (91)           (6)         (179)
  Provision for taxes on income......         19           14             2(F)
                                                                         (1)(A)        34

  Minority interests in consolidated
     subsidiaries....................          1           --            --             1
  Equity in net earnings (losses) of
     affiliated companies............          5           --            (7)(A)        (2)
                                          ------          ---          ----         -----
Income (loss) from continuing
  operations.........................        (57)         (77)          (12)         (146)
  Preferred stock dividends..........         --           (9)            9(E)         --
                                          ------          ---          ----         -----
Income (loss) from continuing
  operations applicable to common
  shares.............................     $  (57)         (86)           (3)         (146)
                                          ======          ===          ====         =====
Net earnings (loss) per share
  Basic..............................     $(0.98)                                   (1.88)
  Diluted............................     $(0.98)                                   (1.88)
Weighted average shares outstanding
  Basic..............................       57.8                                     77.8
  Diluted............................       57.8                                     77.8

------------
* See historical financial statements incorporated by reference in the September 13, 1999 proxy statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     PHELPS DODGE AND CYPRUS AMAX COMBINED
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                            HISTORICAL
                                    ---------------------------     PRO FORMA     PRO FORMA
                                    PHELPS DODGE    CYPRUS AMAX    ADJUSTMENTS    COMBINED
                                    ------------    -----------    -----------    ---------
Sales and other operating
  revenues........................     $3,064          1,660          (218)(A)      4,506
                                       ------          -----          ----          -----
Operating costs and expenses
Cost of products sold.............      2,361          1,087          (200)(A)      3,248
  Depreciation, depletion and
     amortization.................        293            254            (7)(A)
                                                                         9(I)         549
  Selling and general
     administrative expense.......        123            105            --            228
  Exploration and research
     expense......................         55             45            --            100
  Non-recurring charges and
     provision for asset
     dispositions*................       (191)           118            --            (73)
                                       ------          -----          ----          -----
                                        2,641          1,609          (198)         4,052
                                       ------          -----          ----          -----
Operating income (loss)...........        423             51           (20)           454
  Interest expense................        (97)          (157)          (19)(E)       (273)
  Capitalized interest............          2              2            --              4
  Miscellaneous income and
     expense, net.................          9             17            --             26
                                       ------          -----          ----          -----
Income (loss) before taxes,
  minority interests and equity in
  net earnings of affiliated
  companies.......................        337            (87)          (39)           211
  Provision for taxes on income...       (134)           (11)            6(F)        (139)
  Minority interests in
     consolidated subsidiaries....         (8)             1            --             (7)
  Equity in net earnings (losses)
     of affiliated companies......         (4)           (53)           --            (57)
                                       ------          -----          ----          -----
Income (loss) from continuing
  operations......................        191           (150)          (33)             8
  Preferred stock dividends.......         --            (19)           19(E)          --
                                       ------          -----          ----          -----
Income (loss) from continuing
  operations applicable to common
  shares..........................     $  191           (169)          (14)             8
                                       ======          =====          ====          =====
Net earnings (loss) per share
  Basic...........................     $ 3.28                                        0.10
  Diluted.........................     $ 3.26                                        0.10
Weighted average shares
  outstanding
  Basic...........................       58.2                                        78.2
  Diluted.........................       58.5                                        78.5

------------
* See historical financial statements incorporated by reference in the September 13, 1999 proxy statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET
                     PHELPS DODGE AND CYPRUS AMAX COMBINED
                                 JUNE 30, 1999
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                                   HISTORICAL
                                           --------------------------    PRO FORMA    PRO FORMA
                                           PHELPS DODGE   CYPRUS AMAX   ADJUSTMENTS   COMBINED
                                           ------------   -----------   -----------   ---------
ASSETS
  Cash and cash equivalents..............     $  144         1,275          (691)(B)
                                                                             (41)(B)
                                                                             (20)(C)
                                                                             (45)(D)
                                                                              (5)(E)      617
  Accounts receivable, net...............        396            37            --          433
  Inventories............................        263           239             4(D)       506
  Supplies...............................        104            55            --          159
  Prepaid expenses.......................         15            74            (5)(D)       84
  Deferred income taxes..................         45            32            --           77
                                              ------         -----        ------        -----
    Current assets.......................        967         1,712          (803)       1,876
  Investments and long-term accounts
    receivable...........................         95           328             9(A)       432
  Property, plant and equipment, net.....      3,501         2,546           127(D)     6,174
  Other assets and deferred charges......        339           160            (9)(A)
                                                                              41(B)
                                                                               5(E)       536
                                              ------         -----        ------        -----
         Total Assets....................     $4,902         4,746          (630)       9,018
                                              ======         =====        ======        =====
LIABILITIES
  Short-term debt........................     $  214           249            --          463
  Current portion of long-term debt......         62            79            --          141
  Accounts payable and accrued
    expenses.............................        456           324            20(K)       800
  Dividends payable......................         29             9            --           38
  Accrued income taxes...................         11            81            --           92
                                              ------         -----        ------        -----
    Current liabilities..................        772           742            20        1,534
  Long-term debt.........................        801         1,499           244(E)
                                                                             (42)(D)    2,502
  Deferred income taxes..................        493            14            18(F)       525
  Other liabilities and deferred
    credits..............................        376           412            52(D)       840
                                              ------         -----        ------        -----
                                               2,442         2,667           292        5,401
                                              ------         -----        ------        -----
Minority interests in consolidated
  subsidiaries...........................         86            20            --          106
                                              ------         -----        ------        -----
Shareholders' equity
  Common shares..........................        362             1            (1)(H)
                                                                             125(G)       487
  Treasury shares........................         --           (86)           86(A)        --
  Preferred shares.......................         --             5            (5)(E)       --
  Capital in excess of par value.........          5         2,912           (86)(A)
                                                                          (2,826)(H)
                                                                              30(B)
                                                                             982(G)     1,017
  Retained earnings......................      2,198          (768)          768(H)     2,198
  Accumulated other comprehensive income
    (loss)...............................       (183)           (5)            5(H)      (183)
  Other..................................         (8)           --            --           (8)
                                              ------         -----        ------        -----
         Total Shareholders' Equity......      2,374         2,059          (922)       3,511
                                              ------         -----        ------        -----
         Total Liabilities and
           Shareholders' Equity..........     $4,902         4,746          (630)       9,018
                                              ======         =====        ======        =====

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     The Unaudited Pro Forma Combined Financial Information has been derived from historical consolidated financial statements of Phelps Dodge and Cyprus Amax incorporated by reference into this Proxy Statement. See Phelps Dodge "Unaudited Pro Forma Combined Financial Information" on page of this Proxy Statement Supplement.

     The assumptions and related pro forma adjustments described below have been developed from public historical information available to Phelps Dodge. Pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. Such information is not available to Phelps Dodge because it is within the particular and singular knowledge of Cyprus Amax.

2.  THE OFFER

     Phelps Dodge has agreed to a business combination with Cyprus Amax pursuant to the Merger Agreement through an offering to exchange all the issued and outstanding Cyprus Amax common shares for a combination of Phelps Dodge common shares and cash.

     Phelps Dodge is offering to exchange $7.61176875 net in cash plus 0.2203 shares of Phelps Dodge common stock for each outstanding share of Cyprus Amax common stock, on a fully prorated basis. Cyprus Amax shareholders may elect to receive either $20.54 in cash or 0.3500 shares of Phelps Dodge common stock for each Cyprus Amax common share that is validly tendered and not properly withdrawn, subject, in each case, to proration if the stock portion or the cash portion of the offer is oversubscribed.

     Debt will be incurred to finance the cash component of the acquisition. An equivalent amount of debt is expected to be repaid upon consummation of the acquisition.

     The transaction would be accounted for under the purchase method. The purchase price for the business combinations is estimated as follows (dollars in millions and shares in thousands except per share data):

                                                               CYPRUS
                                                                AMAX
                                                              --------
Common shares outstanding (as reported in the Merger
  Agreement with Cyprus Amax)...............................    90,867
Exchange offer ratio of Phelps Dodge common shares for each
  common share..............................................    0.2203
Phelps Dodge common shares to be issued.....................    20,018
Closing market price of each Phelps Dodge common share on
  September 29, 1999........................................  $55.3125
                                                              ========
Fair value of Phelps Dodge common shares issued, comprising
  par value of $125 ($6.25 per share) and capital in excess
  of par of $982............................................  $  1,107
Cash Consideration of $7.61176875 for each Cyprus Amax
  common share..............................................       691
Redemption of Cyprus Amax Series A Preferred Stock (Note
  3E).......................................................       244
Estimated fair value of Cyprus Amax outstanding options (as
  reported in the Merger Agreement).........................        30
Estimated transaction costs.................................        20
                                                              --------
Purchase price..............................................  $  2,092
                                                              ========

     The final purchase price could change materially from the purchase price estimated above as a result of changes in the market price of common shares of Phelps Dodge and/or the relative market price of Cyprus

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

Amax common shares. There are arrangements in place at Cyprus Amax that could impact the purchase price including employment agreements, change of control severance agreements, stock appreciation rights, and certain pension and other employee benefit plans. The potential impact of these factors cannot be estimated but could be material.

3.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

     The following assumptions and related pro forma adjustments give effect to the proposed business combination of Phelps Dodge and Cyprus Amax as if such combination occurred on January 1, 1998, in the Unaudited Pro Forma Combined Statements of Operations for the six-month interim period ended June 30, 1999, and for the year ended December 31, 1998, respectively, and on June 30, 1999, for the Unaudited Pro Forma Combined Balance Sheet.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the business combination with Cyprus Amax occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     Future cash cost savings are not recognized in this Unaudited Pro Forma Combined Financial Information. Non-recurring items related to 1998 and the six-month interim period ended June 30, 1999 are included (see "Selected Historical Financial Data" at pages 41 through 46 of the September 13, 1999 Proxy Statement for a summary of non-recurring items and special charges).

          (A) Reclassifications have been made to the Cyprus Amax historical consolidated financial information to conform to Phelps Dodge's presentation. The historical financial information of Cyprus Amax excludes the results of operations and assets of its discontinued Coal segment as reported for 1998 operations in Cyprus Amax's Form 8-K dated June 30, 1999, and as reported as of and for the six months ended June 30, 1999, in its Form 10-Q filing for such period. Cyprus Amax's historical financial information for the year ended December 31, 1998, also has been adjusted to exclude the identifiable results of recurring operations of its Lithium segment which was sold in October 1998.

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

                                 BALANCE SHEET     SIX MONTHS       YEAR ENDED
                                  AT JUNE 30,         ENDED        DECEMBER 31,
                                     1999         JUNE 30, 1999        1998
                                 -------------    -------------    ------------
                                                (IN $ MILLIONS)
Reclassification adjustments:
  Investments and notes
     receivable................         9
  Other assets and deferred
     charges...................        (9)
  Treasury shares..............        86
  Capital in excess of par
     value.....................       (86)
  Miscellaneous income and
     expense, net..............                         8
  Provision for taxes on
     income....................                        (1)
  Equity in net earnings
     (losses) of affiliated
     companies.................                        (7)
Elimination of recurring
  results from sold Lithium
  segment:
  Sales and other operating
     revenues..................                                        (218)
  Cost of products sold
     (derived).................                                        (200)
  Depreciation, depletion and
     amortization expense......                                          (7)

          (B) This pro forma adjustment represents payment of the cash component of the purchase price of $691 million, the estimated fair value of Cyprus Amax outstanding stock options of $30 million and the funding of certain Cyprus Amax benefits of $41 million.

          (C) Phelps Dodge estimates it will incur approximately $20 million of transaction costs, consisting primarily of investment bankers, attorneys and accountant fees, and financial printing and other charges. These estimates are preliminary and therefore are subject to change.

          (D) If the business combination is consummated, it will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Cyprus Amax would be recorded at their estimated fair values.

          Phelps Dodge has not had access to information that is within the peculiar knowledge of Cyprus Amax and has not performed its due diligence necessary to determine the fair value of its assets or liabilities or to identify unknown liabilities or obligations. Pro forma adjustments to allocate the purchase price have been recorded in the Unaudited Pro Forma Combined Financial Information on the basis of fair values reported for certain assets and liabilities in public information of Cyprus Amax. Because fair value information for the remaining assets and liabilities and any possible identifiable intangible assets are not reasonably available to Phelps Dodge, the excess of the historical net book values of Cyprus Amax's assets acquired over the estimated purchase price has been allocated as a reduction of its combined net property, plant and equipment.

          Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of Cyprus Amax. Phelps Dodge has not developed formal plans for combining the operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Information because information necessary to reasonably estimate such

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     costs and to formulate detailed restructuring plans is not available to Phelps Dodge. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Information.

          The merger agreement by and between Asarco and Cyprus Amax has a $40 million termination fee for Asarco and $45 million for Cyprus Amax under certain circumstances. If such fee is required to be paid upon consummation of Phelps Dodge's proposed acquisition of Cyprus Amax, cash and cash equivalents of Cyprus Amax would be decreased by the fee payment which in turn would impact the purchase price allocation. The Unaudited Pro Forma Combined Financial Information has been adjusted to give effect to payment of the termination fee.

          The pro forma purchase price allocation adjustments are estimated as follows (in millions):

Reduction of debt to fair value (as reported in Cyprus
  Amax's June 30, 1999, Form 10-Q)..........................  $ 42
Increase in LIFO based inventory to replacement cost (as
  reported in Cyprus Amax's December 31, 1998, Form 10-K)...  $  4
Excess projected benefit obligation over the fair value of
  pension plan assets (as reported in Cyprus Amax's December
  31, 1998, Form 10-K, comprising a $5 million reduction of
  prepaid expenses and other assets and a $52 million
  increase in other liabilities and deferred credits).......  $ 57
Increase in deferred tax liabilities (Note F)...............  $ 18
Increase in net property, plant and equipment (derived).....  $127

          (E) The pro forma adjustments reflect the redemption of all 4,664,000 outstanding shares of Cyprus Amax's Series A Preferred Stock which are redeemable at Cyprus Amax's option at $52.40 per share and the issuance of $244 million of ten-year debt to finance the redemption. Interest is estimated to be fixed at 7.75% resulting in annual interest expense of $19 million. The interest rate estimate was based upon ten-year treasury bill rates for September 1999, plus commercially indicative rate basis points. A change in the interest rate on the debt by 1/8 percent would impact annual interest expense by approximately $300,000. Debt issue costs associated with the debt are estimated to be approximately $5 million with annual amortization of approximately $500,000.

          (F) The estimated income tax effect of the pro forma adjustments has been recorded based upon the estimated effective tax rate of approximately 15% for Cyprus Amax which rate has been derived from public quarterly and annual filings. The business combination is expected to be a tax-free transaction with Cyprus Amax's historical tax bases surviving for income tax reporting purposes.

          A provision for pro forma income tax expense has been recorded for pro forma adjustments to the Pro Forma Combined Statements of Operations resulting from pro forma purchase price allocation adjustments and other items.

          Cyprus Amax has reported $176 million of U.S. net operating loss carryforwards through 1998, expiring from 1999 to 2012, which along with other deferred tax assets are subject to an existing valuation allowance. The net operating loss carryforwards may be subject to annual limitations after the acquisition because of the change in ownership rules. The annual limits will be calculated as the long-term tax exempt rate (currently 5.18%) times the fair market value of Cyprus Amax. Once all facts are known, the annual limits may necessitate an increase in the consolidated valuation allowance for deferred tax assets.

          Pro forma income tax expense and deferred tax allocations recorded upon consummation of the business combination could vary significantly from the pro forma estimates because information regarding Cyprus Amax's income tax reporting is not available to Phelps Dodge.

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          (G) This pro forma adjustment reflects the issue of 20,018,000 shares of Phelps Dodge common stock in connection with the exchange offers for all the outstanding common shares of Cyprus Amax. The common stock of Phelps Dodge represents common shares of $125 million at $6.25 per share par value and capital in excess of par of $982 million.

          (H) These pro forma adjustments eliminate the historical shareholders' equity accounts of Cyprus Amax.

          (I) This pro forma adjustment records the estimated increase in depreciation, depletion and amortization expense related to the pro forma increase in property, plant and equipment recorded in connection with the business combination purchase price allocation. Because neither fair value nor book value information regarding the composition of Cyprus Amax's property, plant and equipment is available to Phelps Dodge, actual adjustments to depreciation, depletion and amortization expense could differ substantially from these estimates.

          (J) A pro forma adjustment to recognize imputed interest resulting from the $42 million fair value adjustment of Cyprus Amax's debt has not been provided because information necessary to calculate such adjustment is not reasonably available to Phelps Dodge.

          (K) This proforma adjustment recognizes certain change of control obligations arising from the merger of Cyprus Amax and Phelps Dodge.

          (L) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

                                         SIX MONTHS          YEAR ENDED
                                       ENDED JUNE 30,       DECEMBER 31,
                                            1999                1998
                                      ----------------    ----------------
                                      BASIC    DILUTED    BASIC    DILUTED
                                      -----    -------    -----    -------
Average number of Phelps Dodge
  common shares outstanding.........  57.8      57.8      58.2      58.5
Phelps Dodge common shares to be
  issued in connection with the
  business combination (Note 2).....  20.0      20.0      20.0      20.0
                                      ----      ----      ----      ----
                                      77.8      77.8      78.2      78.5
                                      ====      ====      ====      ====

     The average number of common shares outstanding does not give effect to Cyprus Amax's outstanding stock options or other common stock equivalents. Based upon public information reported and the current exchange offer basis, Phelps Dodge estimates that the potential dilutive effect would be approximately 0.6 million shares.

                                                                         ANNEX A
                        [Letterhead of Morgan Stanley]



                                                              September 30, 1999

Board of Directors
Phelps Dodge Corporation
2600 North Central Avenue
Phoenix, Arizona 85004-3014

Members of the Board:

     We understand that Cyprus Amax Minerals Company ("Cyprus" or "Target"), CAV Corporation ("Acquisition Sub"), a wholly owned subsidiary of Phelps Dodge Corporation ("Buyer") and Buyer propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated September 30, 1999 (the "Merger Agreement") which provides, among other things, for (i) the continuation and amendment by Acquisition Sub of an exchange offer (the "Exchange Offer") for all outstanding shares of common stock, par value $1.00 per share (the "Target Common Stock"), of Target for either $20.54 per share, net to the seller in cash, without interest, or 0.3500 shares of common stock, par value $1.00 per share ("Buyer Common Stock"), of Buyer, subject to the election and proration provisions of the Merger Agreement and the Exchange Offer, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into Target. Pursuant to the Merger, Target will become a wholly owned subsidiary of Buyer and each outstanding share of Target Common Stock, other than shares held in treasury or held by Buyer and any affiliate of Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive 0.2203 shares of Buyer Common Stock plus $7.61176875 in cash. The terms and conditions of the Exchange Offer are more fully set forth in the Merger Agreement.

     We note that Buyer launched the Exchange Offer and a proxy solicitation on September 3, 1999 in connection with a merger dated July 15, 1999, as amended, between Cyprus and Asarco Inc. ("Asarco") in which the Buyer has offered to purchase all of the outstanding common stock (including associated preferred share purchase rights of) both Cyprus and Asarco. We also note that the consummation of the Merger is not contingent upon the acquisition by Buyer of Asarco.

     You have asked for our opinion as to whether the consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

     For purposes of the opinion set forth herein, we have:

        (i) reviewed certain publicly available financial statements and other information of the Target and the Buyer;

        (ii) reviewed certain financial projections of Target prepared by the management of the Buyer;

        (iii) discussed the past and current operations and financial condition and the prospects of the Target, with senior executives of the Buyer;

        (iv) reviewed certain internal financial statements and other financial operating data concerning the Buyer prepared by the management of the Buyer;

        (v) reviewed certain financial projections of Buyer prepared by the management of the Buyer;

        (vi) discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

        (vii) reviewed the pro forma impact of the Merger on the Buyer's cash flow per share, earnings per share, consolidated capitalization and financial ratios;

        (viii) reviewed the reported prices and trading activity for the Target Common Stock and the Buyer Common Stock;

        (ix) compared the financial performance of the Target and the Buyer and the prices and trading activity of the Target Common Stock and the Buyer Common Stock with that of certain other comparable publicly-traded companies and their securities;

        (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

        (xi) participated in discussions and negotiations among representatives of the Target and the Buyer and their financial and legal advisors;

        (xii) reviewed the draft Merger Agreement, and certain related documents; and

        (xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Buyer of the future financial performance of the Target and Buyer. We have also relied upon, without independent verification, the assessment of Buyer of the strategic, financial and operational benefits expected to result from the Merger. As you know, the Target did not make available any internal financial statements, projections or other financial operating data. Instead, for purposes of our analyses, we have relied, with your consent, only on publicly available information regarding Target. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986, as amended. We have not made any independent valuation or appraisal of the assets or liabilities of the Target, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us, as of the date hereof.

     We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Buyer and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of the Buyer, except that this opinion may be included in its entirety in any filing made by the Buyer in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to whether the shareholders of the Target should accept the Exchange Offer or how the shareholders of the Target or the Buyer should vote at the shareholders' meetings held in connection with the Merger.

     Based upon and subject to the forgoing, we are of the opinion on the date hereof that the consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                      By: /s/ Bruce D. Fiedorek
                                          --------------------------------------
                                              Bruce D. Fiedorek
                                              Vice Chairman, Managing Director

                                        3